UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): September 30, 2008


                           RODOBO INTERNATIONAL, INC.
                           --------------------------
               (Exact Name of Registrant as Specified in Charter)


           NEVADA                       000-50340                 75-2980786
----------------------------      ---------------------      -------------------
(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
     of Incorporation)                                       Identification No.)


            380 Changjiang Road, Nangang District, Harbin, PRC 150001
            ---------------------------------------------------------
                    (Address of principal executive offices)


      Registrant's telephone number, including area code: 86 0451 82260522


                          Navstar Media Holdings, Inc.
                          -----------------------------
          (Former Name or Former Address if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation: our ability to attract and retain management, and to integrate and maintain technical information and management information systems; our ability to raise capital when needed and on acceptable terms and conditions; o The intensity of competition; and General economic conditions. Please see Risk Factors for discussion in detail. All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The disclosure set forth below under Item 2.01 (Completion of Acquisition or Disposition of Assets) is hereby incorporated by reference to this Item 1.01.

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 30, 2008, Navstar Media Holdings, Inc. ("Navstar") entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, its wholly owned acquisition subsidiary Rodobo International, Inc., a Nevada corporation, Mega Profit Limited ("Mega"), a corporation formed under the laws of the Cayman Islands ("Cayman"), and its sole shareholder and . Pursuant to the Agreement, Navstar completed its acquisition of 100% ownership interest in Mega, which owns a 100% ownership interest in Harbin Rodobo Dairy Co., Ltd. ("Harbin"), a milk formula producer in China. At the closing, Navstar acquired all of the issued and outstanding capital stock of Mega from the Mega shareholder in exchange for 93% of the issued and outstanding shares of common stock of Navstar ("Merger"), whose name has been be changed into Rodobo International, Inc. pursuant to Chapter 92A the Revised Nevada Statutes in connection with the merger ("Rodobo" or the "Company"). In connection with this Merger, 10,293,359 shares of common stock issued to former employees of Navstar and shareholders of prior subsidiaries were cancelled. Per agreement with certain convertible note holders holding collectively $1,000,000 original face value of the convertible notes, all such notes shall be converted into approximately 458,490 shares of common stock of the new company post Merger assuming a total issued and outstanding shares of 15,000,000 shares of common stock after a reverse stock split of 37.4 to 1 eventually.

In connection with the acquisition of Mega on September 30, 2008, John Chen, and Les Schector resigned as Directors, Ranny Liang resigned as the Chairman and Acting Executive Officer of the Company and the following executive officers of Mega were appointed as directors and executive officers of Rodobo: QIAO Xiuzhen, Director and Chief Financial Officer; WANG Yanbin, Director, Chairman and Chief Executive Officer.

For all the terms of the Agreement, reference is hereby made to such agreement annexed hereto as Exhibit 10.1. All statements made herein concerning such agreement are qualified by references to said exhibit.

Explanatory Note
----------------

We refer to the transactions through which we acquired control of the operating company as the "Reverse Acquisition." This report describes those transactions, the agreements through which they were executed, the nature of the business we now conduct through our newly-acquired operating company, and other important features of the Company.
Through the Reverse Acquisition, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act") and are now in the business of manufacturing dairy based nutritional products in northeastern China.
Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the renminbi. According to the currency exchange website www.xe.com, on Sep 16th, 2008, $1.00 was equivalent to 6.84 yuan.

Unless otherwise specified or required by context, references to "we," "our" and "us" refer collectively to (i) Navstar Media Holdings, Inc., (ii) the subsidiaries of Navstar Media Holdings, Mega Profit Limited and Harbin Mega Profit Enterprise Management & Consultation Co., Ltd., (iii) Harbin Rodobo Dairy Co., Ltd.("Harbin Rodobo") and Rodobo International, Inc. ("Rodobo"), which is the new name of the survived entity post merger.

References to the "closing date" or the "closing," unless otherwise specified or required by context, are to September 30, 2008, the date on which the transactions described in this report were consummated.

Business Description

Overview
--------

Harbin Rodobo's industry niche is the dairy based nutritional products market. Its operations include production, marketing, research and development, packaging and the management of raw milk resources. Harbin Rodobo's target market is comprised of infants, children, pregnant women and nursing mothers, and other adults. Harbin Rodobo produces its products under the brand name Rodobo(R) and is currently one of the largest non-state-owned dairy companies in China, ranking in the top 10% of the industry. Harbin Rodobo's products are not implicated in the recent wide-spread melamine contamination scandal in China and expects to leverage its superior quality control in market competition when many of its large competitors are found violating food safety regulations.

Business History
----------------

Founded in 2002, Harbin Rodobo has been dedicated to developing, manufacturing, and marketing formula for infants, middle-aged, and elderly consumers.

In 2003, Harbin Rodobo started to manufacture series of dairy products and developed new markets in Sichuan, Shanxi, Zhejiang, Fujiang, Henan, and Shandong provinces.

In 2004, Harbin Rodobo reconstructed its production facilities to meet the GMP standard. Harbin Rodobo also received the ISO 9001-2001 Management Certificate and HACPP Quality System Certificate.

In 2005, Harbin Rodobo was awarded as a "Heilongjiang Famous Brand" in agricultural industry. .

In 2006, Harbin Rodobo and Chinese Nutrition Society (CNSOC) started to jointly develop formula for the middle-aged and elderly.

In 2008, Harbin Rodobo and Chinese Nutrition Society (CNSOC) successfully developed the formula under the name of "Healthy Mid&Elderly". Also Harbin Rodobo invested RMB40 million to found its wholly-owned subsidiary Mega Profit Agricultural Company to build its own cow farm and improve its raw milk resources and gross profit will be improved.


Principal Products

Milk Formula Powder
-------------------

This is our primary product, which is divided into several sub-categories.

Baby/Infant Segment
-------------------

We produce milk powder for babies and young children formulated for 0 to 6 months, 6 months to 1 year and 131 to 3 years.

Adult Segment
-------------

We also produce milk powder for pregnant and breast-feeding women, high calcium milk powder for the middle-aged and elderly, multidimensional formula for students of age 8 to 16 years and iron enriched formula for adults specifically designed to decrease the rate of calcium loss through the aging process.

Whole Milk Powder Segment
-------------------------

We offer fresh, sterilized, spray-dried raw whole milk, and whole milk with supplemental ingredients to its commercial clients. Raw milk powder is typically used to produce fluid milk, cheese, ice-cream and candies. It is also used as a raw material to produce baked food, instant beverages, nutritional food and fast food.

Brand Development and Marketing
-------------------------------

Our marketing will emphasize local production and national distribution of our products, which begins with local dairy herds and results in premium quality products for a national market. We did careful product positioning and targeted marketing. Our products have received benefits from a considerable volume of favorable press and other publications of mass circulation which have highly rated our products highly.

Our marketing and promotional efforts will continue to include:

o    Redesigning packaging of products to promote a premium quality image.

o Refining and targeting our message, which to date has largely been the product of word-of-mouth and product reviews.

o Improving trade material, including multi-color trade sell sheets and brochures.

o    Further distinguishing our products from other dairy products.

Expanding retail advertising, including print advertising, televised advertising and focused public relations.

We incurred advertising costs of $5,714 during fiscal 2007, $8,256 during fiscal 2006, and incurred advertising costs of $10,812 during fiscal 2005.

Raw Milk Processing
-------------------

We believe that through purchasing raw milk locally and employing fast processing techniques, we are able to preserve the fresh taste of milk. It takes us less than 48 hours from milking to finished milk powder. Most large dairies, we believe, the process may typically take three to four days or more .

Milk processed by conventional farms for sale to regional dairies is typically stored at the farm for a minimum of two days, plus a full day in transit to the dairy facility, and then is processed the following day. However, our standard is to process the raw milk within 12-24 hours after milking, depending upon the time of day the raw milk is delivered to us. Within this time, the milk is chilled, transported, separated, sterilized and spray-dried. The raw milk is first received from milk collection centers. Fully enclosed, stainless-steel vacuum milking machines are used to receive the raw milk. Once received, the raw milk will no longer have any contact with air and is immediately processed with refrigeration equipment that cools the raw milk to about 4(degree) Celsius within three seconds. The raw milk is then stored in air-tight tanks in preparation for advanced processes, which include milk fat separation, sterilization and spray-drying.

Our milk is not homogenized. During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles. Thus treated, the milk fat remains suspended and does not separate out in the form of cream. We believes that this process adversely affects the taste and feel of milk. In addition, our milk is pasteurized at the lowest temperatures allowed by law to avoid imparting a cooked flavor to the milk. When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation which we believe adversely affects the flavor of milk.

Dairy Product Processing
------------------------

Our products are made in small batches using low temperature processing techniques to maintain freshness and allow maximum flavor and nutrition retention. They are made with wholesome ingredients. No chemicals or additives are employed. Because they are produced locally, our dairy products arrive to consumers in Rodobo's marketing area sooner after production than most other producers. To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance. In addition, inspectors conduct spot-checks for bacteria and butterfat content in products, as well as sanitary conditions in our facilities.

Milk Processing Facilities
--------------------------

We have the following principal operating milk powder production and packaging facilities:

The factory is located in Zhonghe Town, Qinggang County of Heilongjiang Province with area of 30,000 square meters. Among 220 employees, 10 are management, 15 technicians, and 195 are employed in manufacturing. The factory operates continuously through out the year.

The surrounding area of where the factory is located is pollution free. The factory is surrounded by farm land, approximately 1 kilometer away from downtown. To ensure high quality of the products from its two dairy production lines, we utilize raw milk collection, pretreatment, sterilization, ingredients, three-way evaporation devices, drying tower, fluidized bed, and CIP cleaning technologies. We can process raw milk up to 200 tons and produce 70 tons of dairy products daily. We combine advanced milk collection, concentration process, and dry powder recovery technologies with secondary pelletized fluidized bed devices to guarantee products' quality. Our processing procedure increases energy and economic efficiency during production, improve products quality, and enhance market competitiveness.

Product Distribution
--------------------

We utilize a dealer distribution model to deliver our products to end-users. Currently, Rodobo's products are sold mostly through distributors. We have a distribution team working out of our headquarters and coordinating a network of over 126 distributors covering 4,463 retail stores across China. The distributors, in turn, each hires one or two secondary agents who assist in the distribution process, including inventory management, product sales and service and payments.

Generally, our products are delivered only after receipt of payment from the distributor. Distributors have new agreements each year which specify sales targets and territories among other provisions. We seek to expand the number of key provinces served by our distribution network as part of our growth strategy.

Customers
---------

Two major customers accounted for approximately 19% of the net revenue for the fiscal year ended September 30, 2007, with each customer individually accounting for 11% and 8%, respectively. Two major customers accounted for 54% of the net revenue for the fiscal year ended September 30, 2006. We are continuing to expand our sale networks and diversify our customer base.

Employees
---------

As of June 30, 2008, we have approximately 2,610 employees on our payroll. Of these, eight are in management, 1,110 are in full-time sales and marketing, and 1,220 are in part-time sales and marketing. We have an employee manual setting forth relevant policies.

Employee benefits include three state-mandated insurance plans:
---------------------------------------------------------------

Old-age insurance: We withhold a portion of each employee's monthly salary determined by the provincial government, generally 8%, and contribute an additional amount determined by law, up to approximately 22% of the employee's monthly salary.

Medical insurance: We withhold approximately 2% of each employee's salary, and contribute an additional amount totaling approximately 7.5% of total payroll expense.

Unemployment Insurance: We withhold approximately 1% of each employee's salary, and contribute an additional amount totaling approximately 2% of total payroll expense.

Our average compensation per employee per month was RMB 1100 or approximately $157. We also pay benefits in the form of social security insurance fees for every employee who signs a long-term contract with us.

We have a system of human resource performance review and incentive policies that allows personnel reviews to be carried out monthly, quarterly or annually.

Intellectual Property
---------------------

We have registered the name "Rodobo" as a trademark in the PRC. Details of the trademark are set forth below:

Trademark        Certificate No.           Category                         Owner
---------------- ------------------------- -------------------------------- ----------------------

                 No.4103017                No. 29: "cow milk,cow milk       Harbin Rodobo Company
RuDuoBao         No.4103018                drinks, edible oil, food Gum,
                 No.4103019                nuts, edible protein, fried
                                           potato chips, canned fruit"
---------------- ------------------------- -------------------------------- ----------------------

                                           No. 13:"cacao drinks,            Harbin Rodobo Company
RuDuoBao         No.3429755                biscuits, instant noodles,
                                           bean powder, sugar, wheat
                                           products"
---------------- ------------------------- -------------------------------- ----------------------
                                           No. 29: "cow milk,cow
                                           milk drinks, edible oil,
                                           food
Rodobo           No.4575865                gum,jelly, nuts, edible          Harbin Rodobo Company
                                           protein,fried potato chips,
                                           canned fruit"
---------------- ------------------------- -------------------------------- ----------------------
                                           No. 29: "cow milk,cow
                                           milkdrinks ,cow milk
                                           based products, edible
                                           oil, food gum,jelly, nuts,       Harbin Rodobo Company
                 No.4575866                edible protein,fried
                                           potato chips, canned fruit"
---------------- ------------------------- -------------------------------- ----------------------

Insurance

Workers Compensation Insurance
------------------------------

Our employees register workers compensation insurance at our Human Resource Department on their start day, the effective date is corresponding to the start day, and the cancellation of workers compensation insurance is corresponding to the withdrawal day. The Human Resource Department fills out the "Workers Compensation Insurance Adjustment Form" when the Workers Compensation Insurance adjusts due to other factors. The Human Resources Department files employee's personal workers compensation insurance information on record for reference. The Human Resource Department calculates the workers compensation insurance fees and transfers the data to the Finance Department annually. The Finance Department withholds the insurance fees from each employee's salary.

Research and Development Activities
-----------------------------------

We have 15 technicians engaged in research and development activities. These technicians monitor quality control at our milk processing plants to ensure that the processing, packaging and distribution of the milk products result in high quality premium milk products that are safe and healthy for its customers. These technicians also pursue methods and techniques to improve the taste and quality of its milk products and to evaluate new milk products for further production based upon changes in consumer tastes, trends and the introduction of competitive products by other milk producers.

We are currently developing a new product specially formulated for the middle-aged and elderly. We spent RMB400, 000 (approximately $57, 2000) in 2005, RMB480, 000 (approximately $68,600) in 2006 and RMB500, 000 (approximately $71,400) during the fiscal year ended September 30, 2007 on research and development.

Government Regulations
----------------------

Harbin Rodobo is regulated under national and county laws in China. The following information summarizes certain aspects of those regulations applicable to us and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

Regulations at the national, province and county levels are subject to change. To date, compliance with governmental regulations has not had a material impact on our level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, management is unable to predict the impact such regulation may have in the foreseeable future.

As a manufacturer and distributor of food products, we are subject to regulations of China's Ministry of Agricultural. This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. It also regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, and specifies the standards of identity for certain foods, including the products sold by Harbin Rodobo, and prescribes the format and content of many of the products sold by Harbin Rodobo, prescribes the format and content of certain nutritional information required to appear on food products labels and approves and regulates claims of health benefits of food products.

In addition, China's Ministry of Agricultural authorizes regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. Harbin Rodobo and its products are also subject to province and county regulations through such measures as the licensing of dairy manufacturing facilities, enforcement of standards for products, inspection of facilities and regulation of trade practices in connection with the sale of dairy products.

Approvals, Licenses and Certificates
------------------------------------

We require a number of approvals, licenses and certificates in order to operate our business. Our principal approvals, licenses and certificates are set forth below:

Enterprise Corporation Business License (No. 230199100023749) issued on September 12, 2008, by the Heilongjiang Province Harbin City Administration for Industry and Commerce.

Taxation Registration Certificate (Guo Shui Zhi No. 230198734593984) issued by Heilongjiang Province Harbin Branch of State Taxation Administration Bureau, which is valid until April 13, 2009

Taxation Registration Certificate (Da Di Shui Zhi No. 230198734593984) issued by Harbin Development Zone Branch of Local Taxation Bureau, which is valid until April 13, 2009.


Organization Code Certificate issued by Heilongjiang Province Harbin Bureau of Quality Supervision, Inspection and Quarantine (code No. 73459398-4, and registration No. Zu Dai Guan 230100-153886), the validity term of which is from November 27, 2007 to November 27, 2008. The Company has passed the 2008 annual inspection.

Food Health License ((Hei) Wei Shi Zheng Zi (2007) No. 230101-000007) issued by Harbin Health Bureau. The license scope is pre-packaged food and the validity term is from April 14, 2006 to April 13, 2009.

The Dairy Industry in China
---------------------------

China's Economy
---------------

China, the world's most populous country, has one of the world's largest economies. Its 2007 gross domestic product ("GDP") is estimated at RMB 18.3 trillion (US$2.55 trillion) (see The US-China Business Council, Forecast 2008, page 2, available at www.uschina.org). GDP, income, and retail spending have all increased rapidly as the economy has grown over the last ten years, and inflation has also risen significantly. The tables below set forth China's per capita income, retail sales, and rates of inflation for the periods indicated.


Per capita income, 1995 - 2007

                            1995                 2000               2005                  2007
                            ----                 ----               ----                  ----
                            RMB         $        RMB        $       RMB        $          RMB        $
Urban per capita            4,283       609      6,280      893     10,493     1,492      13,786     1,961
disposable income
Rural per capita net        1,578       224      2,253      320     3,255      463        4,140      589
income
__________________

Source: For 1995 - 2005, National Bureau of Statistics of China, China Statistical Yearbook 2006, Chapter 2, Section 3, and China Statistical Yearbook 2002, Chapter 2, Section 3. For 2007, The US-China Business Council, Forecast 2008, page 2, published at http://uschina.org/public/documents/2008/02/2008-china-economy.pdf. Figures for
2007 are estimates. Figures are rounded to the nearest hundred million. Dollar amounts are translated from RMB using an exchange rate current as of the date of this prospectus.
http://uschina.org/public/documents/2008/02/2008-china-economy.pdf.2007

Domestic retail sales, 1985 - 2005

figures in billions   1985         1990          1995            2000           2005            2007
                      ----         ----          ----            ----           ----            ----

                      RMB    $     RMB    $      RMB      $      RMB     $      RMB      $      RMB      $
Total retail sales    380.1  54.1  725.0  103.1  2,062.0  293.2  3,415.3 485.7  6,717.7  955.3  8,921.0  1,268.7
of consumer goods
__________________

Source: China Statistical Yearbook 2006 and 2002, The US-China Business Council, Forecast 2008, page 2.

Inflation, 1985 - 2005

figures in
billions            1985     1990      1995      2000     2005    2007
                    ----     ----      ----      ----     ----    ----
Overall inflation   9.3%     3.1%      17.1%     0.4%     1.8%    4.8%
__________________

Source: China Statistical Yearbook 2006 and 2002, The US-China Business Council, Forecast 2008.


Overview of the Dairy Industry in China
---------------------------------------

The Chinese government views the dairy industry as an instrumental component in reforming the China's agricultural system and concurrently increasing the income of farmers. Additionally, the dairy industry plays a key role in improving the diet and overall welfare of the Chinese people. Milk and dairy products have gradually become a staple in the daily food intake of the Chinese. Consequently, the dairy market is one of the fasted growing markets in China. In 2004, the dairy industry had total revenues of $8.33 billion. In 2005, total sales grew by 28% to $10.66 billion. In 2006, the dairy industry recorded annual revenues of $11.68 billion. China's dairy industry is currently experiencing rampant expansion with annual growth rates of approximately 10%-20%.

There are approximately 1,500 dairy producers in China. However, only about 97 producers have received licenses from the government to sell their products directly on the market.

Additionally, only 5% of the 1,500 dairy producers produce over 1 million tons of dairy products annually. Currently, six SOEs (State Owned Enterprises) control more than half of China's dairy market. Because China's dairy market is highly fragmented, Rodobo believes that current market dynamics provide a great opportunity to acquire additional market share.

Recent melamine contamination scandal affected twenty-two large producers with milk supply in Hebei and Inner Mongolia found to be problematic. So far the milk supply from Heilongjiang Province has not been seriously affected and Rodobo's products have not been tested positive in the contamination crackdown in China.

Baby/Infant Dairy Segment
-------------------------

China's baby food industry, dominated by infant formula, is a multi-billion dollar business and has experienced an annual double-digit growth rate during the past five years. This growth resulted from increased demand which was the cumulative byproduct of three factors: 1) increase in disposable income, 2) penetration of milk formula into the rural market, and 3) female working population growth. Along with rising income, Chinese parents are expected to spend more on infant formula due to demanding higher quality and greater variety. China's per capita dairy consumption is still relatively low, implying ample room for continued industry growth. In 2005, China's per capita dairy intake was only 21.7kg, about 20% of the global average. Milk consumption in China is unbalanced, with the majority of consumption in large cities and economically developed regions, whereas the consumption of the rural population is 1/10 of that of the urban population. This disparity represents a substantial opportunity for distribution to rural regions.

There are about 18 million new babies born each year in China according to the National Statistics Bureau of the PRC. Rodobo's management initially estimated that an average infant in China consumes approximately 30 kilograms of dairy products per year and that infants generally consume dairy based formula products for approximately 2.5 years. Therefore, Rodobo's management has estimated the potential market demand for infant formula products per year in China to be approximately 1.45 million tons. Based on Chinese industry statistics, management has calculated that the actual production volume of infant formula dairy products was more than 300,000 tons in 2006. Therefore, management believes there is great potential for demand side growth for infant formula dairy products in China. Rodobo's management estimates that the total market size of dairy based nutritional products for infants and children, in terms of sales in China, was about $2 billion USD during 2006, representing a 5% growth rate over the past year. Currently sales growth has been mainly derived from increasing demand driven by medium size urban areas.

Breastfeeding is a substitute for infant formula. Rodobo's management believes that Chinese woman generally only breastfeeding babies for the first six months of an infant's life. After the first 6 months, management believes that mothers may choose infant formula over breastfeeding for 2 primary reasons: 1) many mothers must return to work after 6 months, making breastfeeding harder to manage, and 2) infant formula products currently available in the Chinese market provide adequate nutritional value. Accordingly, mothers are comfortable using formula as an adequate breast milk substitute. Empirical evidence also reflects the trend of Chinese mothers' increased acceptance and use of infant formula as a breast milk substitute. The August 2006 WHO presentation stated that the breastfeeding rate in China has been decreasing in recent years, with select cities and regions dipping to around 61% of nursing mothers.

China's consumer goods market has rapidly developed in recent years, leading to increased demand for more modern food products. Rising income levels have allowed consumers to buy better quality and more sophisticated food products, particularly in the baby food sector. Because of the One Child Policy (state policy allowing most Chinese families to have only one child), parents and extended families tend to lavish a great deal of money, time and attention on the child. The demand for better quality products is derived from parents being able to spend more on baby formula and nutritional products. This market demand has led to the development of new products containing additional nutrients, including various essential fatty acids, vitamins and minerals.

Competition
-----------

Competitive Environment
-----------------------

The food and beverage business is highly competitive and, therefore, Rodobo faces substantial competition in connection with the marketing and sale of our milk powder products and soybean products. Our products are positioned as premium products and, accordingly, are generally priced higher than certain similar competitive products. We believe that the principal competitive factors in marketing our products are quality, taste, freshness, price and product recognition. While we believe that we compete favorably in terms of quality, taste and freshness, our products may have higher price yet less brand recognition than certain other established brands. Our premium products may also be considered in competition with non-premium quality dairy products for discretionary food dollars. The recent melamine contamination has severely affected many of Rodobo's competitors and will produce major reshuffling in our industry. Rodobo views this as a competitive opportunity to provide safe products to our customers and develop further brand loyalty.

Our Competitors
---------------

We believe that the following dairy companies are our most significant direct competitors based in China: American Dairy, Inc., Synutra International, Inc. and Yaolan Dairy, Inc. Those are much larger producers with dominating market share. But they have lower profit margin. Synutra International, Inc. has been implicated in the recent Melamine contamination scandal.

Our Competitive Advantages

1) Resource advantage: We have our own independent raw milk processing facilities. Therefore, its cost of purchasing raw milk is 0.2 yuan per kilogram cheaper than other competitors.

2) Production advantage: We own infant formula production license issued by the Chinese government. With its unique milk powder formula for the elderly, we have exclusive access to the name of "China Nutrition Society Development" for ten years under Chinese Nutrition Society's authorization.

3) Focused market: Our market strategy is to provide high-end products for high-end elderly consumers to stand out from other competitors. To provide professional services and products, Rodobo also owns an exclusive license from the Chinese Nutrition Society (CNSOC) to produce formula for the elderly. The implementation of company strategies can be concluded as to provide high-end products and services to achieve high investment return rate.

4) Established market coverage: Rodobo has a well established market network with footholds in key three sales regions: Chengdu district (covering Sichuan, Shanxi), Zhengzhou district (Covering Henan, Shandong), Fuzhou district (covering Zhejiang, Fujian).

Legal Proceedings
-----------------

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. The Company is currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on business, financial condition or operating results.

Risk Factors
------------

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks related to doing business in the People's Republic of China
Our business operations are conducted entirely in the PRC. Because China's economy and its laws, regulations and policies are different from those typically found in the west and are continually changing, we will face risks including those summarized below.

The PRC is a developing nation governed by a one-party government and may be more susceptible to political, economic, and social upheaval than other nations.

     China is a developing country governed by a one-party government that imposes restrictions on individual liberties that are significantly stricter than those typically found in the West. China is also a country with an extremely large population, widening income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China's movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could shut down China's economy and cause us to temporarily or permanently cease operations.

The PRC's laws, regulations and policies, and changes to them, may limit our ability to operate profitably or prevent us from operating at all.

     Our stores and distribution centers, as well as our suppliers and the agricultural producers on whom they depend, are located in the PRC. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the PRC economy, including the production, distribution and sale of our merchandise. In particular, we are subject to regulation by local and national branches of the Ministries of Agriculture, Commerce, and Health, as well as the General Administration of Quality Supervision, the State Administration of Foreign Exchange, and other regulatory bodies. In order to operate under PRC law, we require valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

     Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to agriculture, taxation, land use rights and other matters. Such changes could be made at the national or local level and in the form of: farm subsidies; corporate tax rates; employee benefits; leaseholder or land-use rights; enforceability of contracts; intellectual property; or retail pricing. The effects of such changes on our business cannot be predicted but could be significant.

Anti-inflation measures may be ineffective or harm our ability to do business in the PRC.

     In recent years, the PRC government has instituted anti-inflationary measures to curb the risk of an overheated economy characterized by debilitating inflation. These measures have included devaluations of the renminbi, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for some international transactions. These austerity measures may not succeed in slowing down the economy's excessive expansion or control inflation, or they may slow the economy below a healthy growth rate and lead to economic stagnation or recession; in the worst-case scenario, the measures could slow the economy without curbing inflation. The PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums certain projects or transactions. Such measures could harm the economy generally and hurt our business by limiting the income of our customers available to purchase our merchandise, by forcing us to lower our profit margins, and by limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business.

Governmental control of currency conversions may affect the value of your investment.

     All of our revenue is earned in renminbi, and any future restrictions on currency conversions may limit our ability to use revenue generated in renminbi to make dividend or other payments in U.S. dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC banks specifically authorized to conduct foreign-exchange business. In addition, conversion of renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the renminbi. Such restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

The fluctuation of the exchange rate of the renminbi against the dollar could reduce the value of your investment.

     The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and renminbi. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into renminbi for our operations, appreciation of the renminbi against the U.S. Dollar could reduce the value in renminbi of our funds. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the renminbi, the U.S. dollar equivalent of our earnings from Rodobo, our subsidiary in the PRC, would be reduced. In addition, the depreciation of significant U.S. Dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

     On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. Dollar. Under the new policy, the renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the renminbi against the U.S. dollar of approximately 12% as of the date of this report. While the international reaction to the renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the renminbi against the U.S. Dollar.

     We receive all of our revenues in renminbi. The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange ("SAFE") by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where renminbi are to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

     The PRC government could also restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.


Recently-modified SAFE regulations may restrict our ability to remit profits out of the PRC as dividends.

     SAFE Regulations regarding offshore financing activities by PRC residents have recently undergone a number of changes which may increase the administrative burdens we face. The failure of our stockholders who are PRC residents to make any required applications and filings pursuant to these regulations may prevent us from being able to distribute profits and could expose us and our PRC-resident stockholders to liability under PRC law.

     SAFE issued a public notice (the "October Notice"), effective as of November 1, 2005, and implementation rules in May 2007, which require registration with SAFE by the PRC-resident stockholders of any foreign holding company of a PRC entity. These regulations apply to our stockholders who are PRC residents. In the absence of such registration, the PRC entity (in our case both Harbin Mega Profit and Rodobo) cannot remit any of its profits out of the PRC as dividends or otherwise.

     In the event that our PRC-resident stockholders have not followed the procedures required under the October Notice and its implementation rules, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions, and we could face liability for evasion of foreign-exchange regulations. Such consequences could affect our good standing under PRC regulations and our ability to operate in the PRC, and could therefore diminish the value of your investment.

The PRC's legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

     The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on civil law, or written statutes; a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

     As a matter of substantive law, the foreign-invested enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to foreign-invested enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices that are not consistent with U.S. generally accepted accounting principles. PRC accounting laws require that an annual "statutory audit" be performed in accordance with PRC accounting standards and that the books of account of foreign-invested enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Our subsidiary, Harbin Mega Profit, is a wholly foreign-owned enterprise and is subject to these regulations.

     As a matter of enforcement, although the enforcement of substantive rights may appear less clear than in the U.S., foreign-invested enterprises and wholly foreign-owned enterprises are PRC-registered companies, which enjoy the same status as other PRC-registered companies in business-to-business dispute resolution. Because the Articles of Association of Rodobo do not specify a method for the resolution of business disputes, Rodobo and other parties involved in any business dispute are free to proceed either in the Chinese courts or, if they are in agreement, through arbitration. Under PRC law, any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, PRC laws relating to business-to-business dispute resolution should not work to the disadvantage of foreign-invested enterprises such as Harbin Mega Profit and Rodobo.

     However, the PRC laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business and the enforcement and performance of our arrangements with suppliers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign-invested enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

     In addition, some of our present and future executive officers and directors, most notably Mr. Yanbin Wang, may be residents of the PRC and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

Risks related to our business
-----------------------------

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

     We have a limited operating history, having commenced operations in 2002. We grew to our present size only in 2008. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving markets such as that of supermarkets in the PRC. Some of these risks and uncertainties relate to our ability to:

     o    offer new products to attract and retain a larger customer base;
     o    attract additional customers and increase spending per customer;
     o increase awareness of our brand and continue to develop customer loyalty;
     o    respond to competitive market conditions;
     o    respond to changes in our regulatory environment;
     o    manage risks associated with intellectual property rights;
     o    maintain effective control of our costs and expenses;
     o    raise sufficient capital to sustain and expand our business; and
     o    attract, retain and motivate qualified personnel

     Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion. If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We expect to incur costs related to our planned expansion and growth into new plants and ventures which may not prove to be profitable. Moreover, any delays in our expansion plans could cause our profits to decline and jeopardize our business.

     We anticipate that our proposed expansion of our milk processing plants may include the construction of new or additional facilities. Rodobo's cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, Rodobo's projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay Rodobo's receipt of increased sales revenues, which, when coupled with the increased costs and expenses of our expansion, could cause a decline in our profits.

     Our plans to finance, develop, and expand Rodobo's milk processing facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. These projects may not become operational within their estimated time frames and budgets as projected at the time Rodobo enters into a particular agreement, or at all. In addition, Rodobo may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. The significant expenditures required to expand our milk processing plants may not ultimately result in increased profits.

     When our future expansion projects become operational, Rodobo will be required to add and train personnel, expand our management information systems and control expenses. If we do not successfully address Rodobo's increased management needs or are otherwise unable to manage our growth effectively, Rodobo's operating results could be materially and adversely affected.

Our products may not achieve market acceptance.

     We are currently selling our products principally in northern China. Achieving market acceptance for Rodobo's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be receptive to our products. Market acceptance of our current and proposed products will depend, in large part, upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing. Our current and proposed products may not be accepted by consumers or able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance would limit our revenues and profitability.

Changing consumer preferences make demand for our products unpredictable.

     Rodobo is subject to changing consumer preferences and nutritional and health-related concerns. Our business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium and lactose content or contamination of such products. A significant percentage of customers in China are lactose intolerant, and may therefore prefer other beverages. Rodobo could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively.

     Adverse medical research relating to milk and demand for milk could decrease the demand for our products. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. A study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for dairy products in China.


Our planned growth may require more raw milk than is available and could diminish the quality of our dairy products.

     The supply of raw milk may be insufficient to meet demand which would limit our growth. Moreover, as we attempt to implement our growth strategy, it may become difficult to maintain current levels of quality control. Thus, concerns over quality control could also limit our growth. The raw milk used in our products is supplied to Rodobo by numerous local farms under output contracts. We believe that our farmers can increase their production of raw milk. We further believe, however, that this supply may not be sufficient to meet increased demand for our products associated with our proposed marketing efforts and that such increase may compromise quality. Though we believe that additional raw milk is available locally, if needed, we may not be able to enter into arrangements with the producers of such milk on terms acceptable to Rodobo, if at all. An inadequate supply of raw milk, coupled with concern over quality control, could limit our ability to grow, cause our earnings to decline and make our business less profitable.

Possible volatility of raw milk costs makes our operating results difficult to predict, and a steep cost increase could cause our profits to diminish significantly.

     The current policy of China since the mid-1990s has focused on moving the industry in a more market-oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China's dairy policy could increase the risk of price volatility in the dairy industry, making our net income difficult to predict. Also, if prices are allowed to escalate sharply, our costs will rise which will lead to a decrease in profits.

We rely on Mr. Yanbin Wang, Our Chairman and Chief Executive Officer, for the management of our business, and the loss of his services could significantly harm our business and prospects.

     We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Yanbin Wang, our Chairman and Chief Executive Officer and President, for the direction of our business. The loss of the services of Mr. Wang for any reason could have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Wang will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Wang. We have entered into an employment contract with Mr. Wang, but that agreement does not guarantee Mr. Wang's continuing to manage the Company. We do not have key man insurance on Mr. Wang, and if he were to die and we were unable to replace him for a prolonged period of time, we could be unable to carry out our long-term business plan, and our future prospects for growth, and our business, could be harmed.

The milk business is highly competitive and, therefore, we face substantial competition in connection with the marketing and sale of our products.

     In general, milk products price is affected by many factors beyond our control, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. Our products compete with other premium quality dairy brands as well as less expensive, non-premium brands. Rodobo's milk faces competition from non-premium milk producers distributing milk in our marketing area and other milk producers packaging their milk in glass bottles and other special packaging which serve portions of our marketing area. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than Rodobo, and have products that have gained wide customer acceptance in the marketplace. The largest competitors of Rodobo are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by Rodobo. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

Inadequate property and general liability insurance expose Rodobo to the risk of loss of our property as well as liability risks in the event of litigation against our company..

     Except for some property, automobile insurance and personal injury insurance, Rodobo and its subsidiaries do not carry enough property insurance, general liability insurance, or product insurance that covers the full risks of our business operations. We do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC. As a result, any material loss or damage to our properties or other assets could lead to an increase in costs to replace or repair lost or damaged property and, possibly, a decline in revenues from lost use of the lost or damaged property. Also, we cannot assure that we would not face liability in the event of the failure of any of our products. Any of the above would cause lost profits.

As we increase the scale of our operations, we may be unable to maintain the level of quality we currently attain by producing our products in small batches.

     Our products are manufactured in small batches with milk from the farms of local farmers. We may be unable to maintain the quality of our dairy products at increased levels of production. Increased production levels may cause Rodobo to modify its current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of our products could damage Rodobo's business, operations and finances.

We depend on suppliers for our raw material supply and may be exposed to the risks associated with failure in their quality control.

     We depend on milk farmers and/or milk powder and other component suppliers for our raw material for further processing. This reliance exposes us to potential risks associated with their deficiencies in quality control. Although we choose our suppliers carefully, we cannot guarantee that there will not be any lapses of quality control or deliberated sabotages on the part of our suppliers which may result in severe damages to our brand name and business performances and financial result. The recent milk melamine contamination affected many milk powder of dairy related products producers. Even though, we are not implicated in this scandal, we cannot guarantee that we will not be implicated in similar situation in the future.


We face the potential risk of product liability associated with food products.

     Rodobo faces the risk of liability in connection with the sale and consumption of milk products, should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. Rodobo currently maintains no product liability insurance. Any insurance which we may obtain in the future may be insufficient to cover potential claims or the level of insurance coverage needed may be unavailable at a reasonable cost. A partially or completely uninsured successful claim against Rodobo would drive up our costs to defend such claim or pay damages and could cause reputational damage which would hurt our revenues. Either of these results would in turn reduce our profitability.

Extensive regulation of the food processing and distribution industry in China could increase our expenses resulting in reduced profits.

     Rodobo is subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which its products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products. Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, county and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, we may fall out of substantial compliance with current laws and regulations or may be unable to comply with any future laws and regulations. To the extent that new regulations are adopted, Rodobo will be required to conform its activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject Rodobo to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

Limited and uncertain trademark protection in China makes the ownership and use of our trademark uncertain.

     Rodobo has obtained trademark registrations for the use of our trade name "Rodobo", which has been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to our milk products. We believe our trademark is important to the establishment of consumer recognition of our products. However, due to uncertainties in Chinese trademark law, the protection afforded by our trademark may be less than we currently expect and may, in fact, be insufficient. Moreover even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful. Moreover, any events or conditions that negatively impact our trademark could have a material adverse effect on our business, operations and finances.

Our lack of patent protection could permit our competitors to copy our trade secrets and formulae and thus gain a competitive advantage.

     Rodobo has no patents covering our products or production processes, and we expect to rely principally on know-how and the confidentiality of our formulae and production processes for our products and our flavoring formulae in producing competitive product lines. Any breach of confidentiality by our executives or employees having access to our formulae could result in our competitors gaining access to such formulae. The ensuing competitive disadvantage could reduce our revenues and our profits.

A widespread health problem in the PRC could negatively affect our operations

     A renewed outbreak of SARS or another widespread public health problem in the PRC, such as bird flu, could have an adverse effect on our ability to receive and distribute merchandise, the ability of our employees and customers to reach our stores, and other aspects of our operations. Public-safety measures, such as quarantines or closures of some stores could disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business.

Difficulties with hiring, employee training and other labor issues could disrupt our operations.

     We may not be able to successfully hire and train new team members or integrate those team members into the programs and policies of the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations.

Our company name and private-label merchandise may be subject to counterfeiting or imitation, which could have an adverse impact upon our reputation and brand image, as well as lead to higher administrative costs.

     We regard brand positioning as an important element of our competitive strategy, and intend to position our Rodobo brand to be associated with affordable prices, high quality and convenience. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. Imitation of our company name or logo could occur in the future and there is no guarantee that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image.

In addition, there is chance that another company brings a claim against us for trademark infringement, which could be costly and time-consuming to defend.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

     The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may have difficulty or need use more efforts to establish management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Inadequate funding for our capital expenditure may affect our growth and profitability

     Our net sales revenue has increased from $8.8 million in 2006 to $12.7 million for 2007. Our continued growth will depend on our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including:

     o   our financial condition and results of operations;
     o   the condition of the PRC economy;
     o   conditions in relevant financial markets;
     o   relevant PRC laws; and
     o   the success of our expansion plans

     If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms, our financial position, competitive condition, growth and profitability may be adversely affected.

We may not be able to effectively control and manage our growth.

     If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may not have the requisite experience to manage and operate a larger network of stores and distribution centers. In addition, we may face challenges in integrating acquired businesses with our own. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

     To the knowledge of management, neither the manufacturing nor the distribution of our products constitutes an activity that requires us to comply with PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

     Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Risks related to an investment in our common stock
--------------------------------------------------

Our Chief Executive Officer controls us through his position and stock ownership and his interests may differ from other stockholders

     Our Chief Executive Officer, Mr. Yanbin Wang, owns approximately 20% of Mega prior to the merger. As a result, Mr. Wang will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Mr. Wang's interests may differ from that of other stockholders.

We do not intend to pay cash dividends in the foreseeable future

     We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries based in the PRC. Our operating subsidiaries, from time to time, may be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See "Risks related to doing business in the People's Republic of China" above.

There is currently a very limited trading market for our common stock

     Because we were formerly a shell company, our bid and ask quotations have not regularly appeared on the OTC Bulletin Board for any extended period of time. There is a limited trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system, including the NASDAQ Stock Market. You may not be able to sell your shares due to the absence of an established trading market.

Our common stock is subject to the Penny Stock Regulations

     Our common stock is, and will continue to be subject to the SEC's "penny stock" rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

     The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

     For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations

     The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

     A large number of shares of common stock will be issuable for future sale which will dilute the ownership percentage of our current holders of common stock. Pursuant to the Share Purchase Agreement, we are obligated to register for public resale 9.1 million shares of common stock underlying our Series A Preferred Stock and an additional 1.5 million shares of common stock held by our stockholders prior to the transactions described in this report. The availability for public resale of those shares may depress our stock price.

     Also as a result, there will be a significant number of new shares of common stock on the market in addition to the current public float. Sales of substantial amounts of common stock, or the perception that such sales could occur, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Enforcement against us or our directors and officers may be difficult

     Because our principal assets are located outside of the U.S. and some or all our directors and officers, both present and future, reside outside of the U.S., it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and some directors or to enforce a U.S. court judgment against us or them in the PRC.

     In addition, our operating company, Rodobo, is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.


           Management's Discussion and Analysis of Plan of Operations

Results of Operations
---------------------

Nine-Month Period Ended June 30, 2008 Compared to the Nine-Month Period Ended June 30, 2007

The following table sets forth the period change for each category of the statement of operations, as well as each category as a percentage of net sales.

                                       Unaudited                  Unaudited              % of change
                                     2007.10-2008.6     % of    2006.10-2007.6   % of      based on
                                          US$           Sales        US$        Sales   2006.10-2007.6
                                     --------------     -----   --------------  -----   --------------
Net sales                             $16,107,220       100.0%   $9,086,397     100.0%        77.3%
Cost of goods sold                      9,544,205        59.3%    4,769,751      52.5%       100.1%
                                      -----------                ----------
       Gross profit                     6,563,015        40.7%    4,316,646      47.5%        52.0%
                                      -----------                ----------
Operating expenses:
  Distribution expenses                 3,054,130        19.0%    2,360,443      26.0%        29.4%
  General & administrative expenses       674,126         4.2%      348,192       3.8%        93.6%
  Depreciation expenses                    31,743         0.2%       24,046       0.3%        32.0%
                                      -----------                ----------
       Total operating expenses         3,759,999        23.3%    2,732,681      30.1%        37.6%
                                      -----------                ----------
Operating income                        2,803,016        17.4%    1,583,965      17.4%        77.0%

Other income (expenses)                    97,010         0.6%       83,071       0.9%        16.8%
                                      -----------                ----------
Income before income taxes              2,900,026        18.0%    1,667,036      18.3%        74.0%

Provision for income taxes                     --         0.0%           --       0.0%          n/a
                                      -----------                ----------
Net income                            $ 2,900,026        18.0%    1,667,036      18.3%        74.0%

Other comprehensive income:
       Foreign currency translation
       adjustment                         615,300         3.8%       68,571       0.8%       797.7%
                                      -----------                ----------

       Comprehensive income           $ 3,515,325        21.8%    1,735,607      19.1%       102.8%
                                      ===========                ==========

Net Sales:
----------

Net sales for the nine months ended June 30, 2008 were about $16.1 million, increased by approximately $7,0 million in absolute amount. It was 77.3% higher than the net sales for the same period in fiscal year 2007. This increase was primarily driven by the Company's continuous efforts on developing distribution network and enhancing the ability to expand the customer base. Additionally, the sales increase was contributed by an average of 23% pricing increase implemented in May 2007, as a result of increased materials costs.

Gross Profit:
-------------

The Company's gross profit increased approximately $2.2 million for the nine months ended June 30, 2008, up 52.0% compared with the corresponding figure in fiscal year 2007. Due to the increased material costs and labor costs, the cost of goods sold increased by 100.1%, greater than the 77.3% increase in sales. Therefore, the overall gross profit margin decreased from 47.5% in 2007 to 40.7% in 2008.

Operating expenses:
-------------------

Operating expenses for the nine months ended June 30, 2008 was about $3.8 million, increased by approximately $1.0 million in absolute amount. However, operating expenses as a percentage of net sales dropped from 30.1% in 2007 to 23.3% in 2008.

Distribution expenses increased about $0.7 million, up 29.4% compared with the amount in 2007. The increase was mainly due to an increase of $0.7 million in distributor rebates, as a result of sales increase and market expansion.

General and administrative expenses increased by $0.33 million, or approximately 93.6%, from $0.35 million in the nine months ended June 30, 2007 to $0.67 million for the nine months ended June 30, 2008. The increase was resulted from $0.09 million increase in salaries due to staff salary raise and headcount addition, $0.15 million of sales consulting fees and $0.02 million of listing related fee.

Depreciation expenses increased by $7,697, or approximately 32.0%, from $24,046 in the nine months ended June 30, 2007 to $31,743 for the nine months ended June 30, 2008. This increase was primarily related to the building improvement at the Company's Qinggang production facilities and the purchase of equipment to support the Company's sales growth.

Overall increase in operating expenses was less than the increase in net sales. We realized 77.0% increase (approximately $1.2 million) in income from operations in the nine months ended June 30, 2008 compared with the same period in fiscal year 2007.

Net Income:
-----------

The Company achieved about $2.9 million of net income for the nine months ended June 30, 2008, increased by $1,2 million (approximately 74.0%) compared with $1.7 million for the same period in fiscal year 2007. It was mainly attributable to the increase in sales, partially offset by increase in cost of goods sold and operating expenses.

Fiscal Year Ended September 30, 2007 Compared to Fiscal Year Ended September 30, 2006

The following table sets forth the period change for each category of the statement of operations, as well as each category as a percentage of net sales.

                                     Audited                  Audited               % of change
                                     FY 2007        % of      FY 2006       % of       based on
                                       US$         Sales        US$        Sales        FY 2006
                                       ---                      ---                     -------

Net sales                          $12,764,906     100.0%   $8,829,946     100.0%       44.6%
Cost of goods sold                   6,599,179      51.7%    5,117,997      58.0%       28.9%
                                   -----------              ----------
       Gross profit                  6,165,727      48.3%    3,711,949      42.0%       66.1%
                                   -----------              ----------

Operating expenses:
  Distribution expenses              3,265,044      25.6%    3,151,353      35.7%        3.6%
  General and administrative
expenses                               337,006       2.6%      510,939       5.8%      -34.0%
  Depreciation expenses                 28,901       0.2%       22,929       0.3%       26.0%
                                   -----------              ----------
       Total operating expenses      3,630,951      28.4%    3,685,221      41.7%       -1.5%
                                   -----------              ----------
Operating income                     2,534,776      19.9%       26,728       0.3%     9383.6%

Other income (expenses)                 84,206       0.7%       26,890       0.3%      213.2%
                                   -----------              ----------
Income before income taxes           2,618,982      20.5%       53,618       0.6%     4784.5%

Provision for income taxes                  --       0.0%           --       0.0%         n/a
                                   -----------              ----------

Net income                         $ 2,618,982      20.5%       53,618       0.6%     4784.5%
comprehensive income:
       Foreign currency
       translation adjustment          126,232       1.0%       20,509       0.2%      515.5%
                                   -----------              ----------
       Comprehensive income        $ 2,745,214      21.5%       74,126       0.8%     3603.4%
                                   ===========              ==========

Net Sales:
----------

Net sales for the fiscal year ended September 30, 2007 were about $12.8 million, increased by approximately $3.9 million in absolute amount. It was 44.6 % higher than the net sales for the fiscal year ended September 30, 2007. This increase was primarily driven by the Company's continuous efforts on developing distribution network and enhancing the ability to expand the customer base. Additionally, the sales increase was partially contributed by an average of 23% pricing increase implemented in May 2007, as a result of increased materials costs towards the end of the fiscal year.

Gross Profit:
-------------

In terms of the absolute amount, the Company's gross profit increased approximately $2.5 million for the fiscal year ended September 30, 2007, up 66.1% compared with the corresponding figure in fiscal year 2007. The cost of goods sold increased by 28.9%, lower than the 44.6% increase in net sales. Therefore, the overall gross profit margin had been improved from 42.0% in fiscal year 2006 to 48.3% in 2007.

Operating expenses:
-------------------

Operating expenses for the fiscal year ended September 30, 2007 was maintained at the same level as that in fiscal year ended September 30, 2006, which was about $3.6 million. However, operating expenses as a percentage of net sales dropped from 41.7% in fiscal year 2006 to 28.4% in fiscal year 2007.

Distribution expenses increased slightly by $0.1 million, or approximately 3.6%, from $3,2 million in fiscal year ended September 30, 2006 to $3,3 million for the fiscal year ended September 30, 2007. Distribution expenses remained relatively stable between periods.

General and administrative expenses decreased by $0.17 million, or approximately 34.0%, from $0.51 million in the fiscal year ended September 30, 2006 to $0.34 million for the fiscal year ended September 30, 2007. The decrease was mainly due to $0.04 million of reduction in traveling expenses, $0.01 million decrease in freight expenses and decrease in other miscellaneous expenses.

Depreciation expenses increased by $5,972, or approximately 26.0%, from $22,929 in fiscal year ended September 30, 2006 to $28,901 for the fiscal year ended September 30, 2007. This increase was related primarily to the purchase of equipment and vehicles to support the Company's sales growth.

The relatively stable distribution expenses and depreciation expenses, along with the decrease in general and administrative expenses contributed to the stable level of operating expenses. Due to the overall increase in net sales with no obvious increase in operating expenses, the Company achieved about $2.5 million income from operation for the fiscal year ended September 30, 2007. It was approximately 9383.6% higher than the approximate $0.03 million of income from operation for the fiscal year ended September 30, 2006.

Net Income:
-----------

The Company achieved about $2.6 million of net income for the fiscal year ended September 30, 2007, increased by $2.57 million (approximately 4784.5%) compared with $0.053 million for the fiscal year ended September 30, 2006. It was mainly attributable to the increase in sales, partially offset by increase in cost of goods sold, with a relatively stable level of operating expenses.

Liquidity and Capital Resources
-------------------------------

The following table summarizes the cash flows for the nine months ended June 30, 2008 and 2007.

                                                       2007.10 - 2008.6    2006.10 - 2007.6
                                                              US$                US$
                                                       ----------------    ----------------
Net cash provided by operating activities              $      1,631,266    $      1,491,529
                                                       ----------------    ----------------
Net cash (used in) investing activities                      (3,246,188)         (1,996,660)
                                                       ----------------    ----------------
Net cash provided by financing activities                     1,070,648             333,765
                                                       ----------------    ----------------
Effect of exchange rate changes on
  cash and cash equivalents                                     593,066              64,520
                                                       ----------------    ----------------
Net increase (decrease) in cash and cash
  equivalents                                                    48,792            (106,846)

Cash and cash equivalents, beginning of period                   33,302             156,448
                                                       ----------------    ----------------
Cash and cash equivalents, end of period               $         82,094    $         49,602
                                                       ================    ================

Supplemental disclosures of cash flow information:

                  Interest paid                        $         12,834    $             --
                                                       ================    ================
                  Income taxes paid                    $             --    $             --
                                                       ================    ================


Operating Activities:
---------------------

For the nine months ended June 30, 2008, the Company generated $1.63 million in operating activities, compared with $1.49 million provided by operating activities for the nine months ended June 30, 2007. The increase in net cash flows provided from operating activities was attributable primarily to increase in net income of $1.2 million, offset by an increase in accrued expenses of $1.5 million. As of June 30, 2008, the Company had working capital of approximately $1.5 million.

Investing Activities:
---------------------

For the nine months ended June 30, 2008, the Company used $3.2 million in investing activities, compared with $2.0 million used in investing activities for the nine months ended June 30, 2007. This decrease was due primarily to investment advances, deposit in intangible assets and purchase of fixed assets.

The Company entered into a "Technology Transfer Agreement" with China Nutrition Society ("CNS") to obtain a powdered milk product formula specifically developed for the middle aged and seniors with a total fee of RMB5.0 million (approximately $0.7 million). The Company will exclusively have the right to use the formula for 10 years starting July 1, 2008. Under the Agreement, the Company agrees to pay a first installment payment of RMB2.0 million (approximately $0.3 million) upon the execution of the Agreement, a second installment payment of RMB1.0 million (approximately $0.1 million) upon the technology transfer and the remaining amount by December 25, 2008. As of June 30, 2008, the Company has made the first installment payment of RMB2.0 million.

Financing Activities:
---------------------

For the nine months ended June 30, 2008, approximately $1.1 million was provided by financing activities, compared with $0.3 million provided by financing activities for the nine months ended June 30, 2007. This increase in net cash from financing activities was due to the issuance of 14,500 shares of Common Stock on January 11, 2008.

Critical Accounting Policies and Estimates
------------------------------------------

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting periods. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In the Company's opinion, the condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company and the results of operations and cash flows not misleading. Critical accounting policies are those that require the application of management's most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the financial statements, the Company utilized available information, including its past history, industry standards and the current economic environment, among other factors, in forming the Company's estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of the Company's results of operations to those of companies in similar businesses. We believe that of the Company's significant accounting policies, the following may involve a higher degree of judgment and estimation.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Harbin Rodobo Dairy Co., Ltd. and Harbin Mega Profit Management Consulting Co., Ltd. All inter-company transactions and balances were eliminated.

Foreign Currency
----------------

The Company's principal country of operations is in The People's Republic of China ("PRC"). The financial position and results of operations of the Company are determined using the local currency ("RMB") as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period.

Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rate of exchange in effect at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments arising from the translation of the financial statements into the reporting currency ("US Dollars") are included as a separate component within shareholders' equity as "Accumulated Other Comprehensive Income". Translation adjustments for the nine months periods ended June 30, 2008 and 2007 totaled $615,538 and $68,571, respectively.

As of June 30, 2008 and 2007 the exchange rate was 6.86 and 7.49 RMB per U.S. Dollar.

Revenue recognition
-------------------

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin ("SAB") 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenues consist of the invoice value of the sale of goods net of sales returns and allowances.

Taxation
--------

The Company utilizes Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financials statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to realized. There are no deferred tax amounts at June 30, 2008 and September 30, 2007, respectively.

In June 2006, the FASB issued Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 at October 1, 2007. The adoption of FIN 48 did not have a material effect on the Company's financial position.

The Company's wholly owned subsidiary, Rodobo, is entitled to a tax holiday of five years for full Enterprise Income Tax ("EIT") exemption. The preferential tax treatment commenced in 2005 and will expire in 2009. The estimated tax savings amounted to $0.8 million and $0.6 million for the nine months ended June 30, 2008 and 2007, respectively. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $206.42 to $151.42 for the nine months ended June 30, 2008 and from $333.41 to $223.38 for the nine months ended June 30, 2007.

Recently Issued Accounting Pronouncements
-----------------------------------------

The following pronouncements have recently been issued by the Financial Accounting Standards Board ("FASB"): In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning on or after November 15, 2007, which is the Company's fiscal year 2009. The Company is currently evaluating the impact of adopting FAS 157 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("FAS 159"). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. FAS 159 is effective for fiscal years beginning on or after November 15, 2007, which is the Company's fiscal year 2009. The Company is currently assessing the impact of FAS 159 on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("FAS 141(R)"). FAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. FAS 141 (R) is effective for fiscal years beginning on or after December 15, 2008, which is the Company's fiscal year 2010. The Company is currently assessing the impact of FAS 141 (R) on its financial statements.

In December 2007, the FASB also issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51" ("FAS 160"). This statement requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. FAS 160 is effective for fiscal years beginning on or after December 15, 2008, which is the Company's fiscal year 2010. The Company is currently assessing the impact of FAS 160 on its financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("FAS 161"). This statement requires enhanced disclosures about (i) how and why companies use derivative instruments,
(ii) how companies account for derivative instruments and related hedged items under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and (iii) how derivative instruments and related hedged items affect their financial results. FAS 161 is effective for fiscal years beginning on or after November 15, 2008, which is the Company's fiscal year 2010. The Company is currently assessing the impact of FAS 161 on its financial statements.

Off-Balance Sheet Arrangements
------------------------------

None.

Controls and Procedures
-----------------------

The term "disclosure controls and procedures" is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, or the Exchange Act. This term refers to the controls and procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission. The Company's management, including its chief executive officer and chief financial officer, have evaluated the effectiveness of disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, the Company's principal executive officer and principal financial officer have concluded that the Company's disclosure controls and procedures were effective as of the end of the period covered by this report.

There were no changes to the Company's internal control over financial reporting during its last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

                  Certain Relationship and Related Transaction

We have not been a party to any transaction, proposed transaction or series of transactions in which the amount involved exceeded $120,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

                                   PROPERTIES

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a "land use right," which we sometimes refer to informally as land ownership. There are four methods to acquire land use rights in the PRC:

     o   grant of the right to use land;
     o   assignment of the right to use land;
     o   lease of the right to use land; and
     o   allocated land use rights

In comparison with Western common law concepts, granted land use rights are similar to life estates and allocated land use rights are in some ways similar to leaseholds.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the typical case in Western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

On July 1, 2004, Rodobo entered into a lease agreement with Heilongjiang Jinniu Dairy Co., Ltd. ("Jinniu") to lease its manufacturing facilities in Qinggang, Heilongjiang. Under the agreement, Harbin Rodobo is obligated to pay RMB1,000,000 (approximately US$145,792) per year, payable in two installments each year for six years from July 5, 2004 to July 5, 2010. On April 1, 2005 and April 1, 2006, Harbin Rodobo and Jinniu amended the lease agreement whereby the lease term was extended to July 6, 2030 and effective July, 2010, the annual rent payment is reduced to RMB600,000 (approximately US$ 87,475), payable in two installments each year. Under the amended agreement, Harbin Rodobo is also required to make minimum RMB400,000 (approximately US$58,317) of annual improvements or betterment to the leased facility when the new lease term takes effect.

Our land use rights are set forth below:

Leased Premises
---------------

No.  Lessees        Description of the Lease                Term      Rent per Year
                                                                          Yuan

1    Cangzong Wu    Production Facilities, ~30,000 m(2) ,   26 year      1,000,000
                    Zhonghe Town, Qinggang
2    Yanbin Wang    Office building, ~300m2 , No.380        5 year       48,000
                    Changjing Road, Harbin


DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers [Directors and officers of the U.S. company] In connection with the change in control of the Company described in
Item 5.01 of this report, effective September 30, 2008, we appointed Mr. WANG Yanbin as our Chairman and Chief Executive Officer, Ms. Qiao Xiuzhen as our Chief Financial Officer, Ranny Liang, John Chen, Ross Warner, and Lester Schecter resigned as our directors and executive officers at that same time.

All of or officers and directors are residents of the PRC. As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

The following table sets forth certain information as of the closing date concerning our directors and executive officers:

Directors and Executive
Officers                   Position/Title                          Age
-------------------------------------------------------------------------------

Yanbin Wang                Chief Executive Officer, Director       36

Xiuzhen Qiao               Chief Financial Officer,                35
                           Director

Our directors and executive officers have not, during the past five years:

o had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

o been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

o been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

The following is a summary of the biographical information of those directors and officers whose biographical information does not appear above:

Yanbin Wang, Chief Executive Officer, 36

Mr. Wang has been the Board Chairman and General Manager of Harbin Rodobo Dairy Co.,Ltd since 2002. Prior to that, he was founder and General Manger of Harbin Jinyu Maltose Syrup Co.,Ltd from 1997 to 2003. Jinyu has been one of the leading maltose syrup suppliers in China since 1998. Mr. Wang obtained his EMBA in Economy Management from Tsinghua University in 2007 and he obtained bachelor degree from Harbin Light Industry College..

Qiao, Xiuzhen, Chief Finance Officer, 35

Ms. Qiao has more than 10 years of experience in accounting and corporate finance areas. Prior to joining Rodobo in 2007, she was the Chief Financial Officer of Harbin Runtong Group, a private company engaged in consumer beverages. Ms. Qiao started her career as an accountant at the Runtong Group in 1996. She studied at Harbin Institute of Technology majoring in management and prior to that she studied in Harbin Childcare Training School.

Ranny Liang,. Ms. Liang was the original founder of Navistar and is responsible for overall strategy and Chinese investor relations. She formerly served as the General Manager of The SinoAmerican Times and the Executive Director of Asian Cultural Enterprises, Inc. where she was responsible for print and TV media program production. Prior to this position, Ms. Liang was an Account Executive at the New York Daily Times and a reporter for The World Journal, a major newspaper and magazine in China. In addition, Ms. Liang was a teacher of Guangzhou College and at the same time served as a free lance columnist for several major newspapers and magazines in China. Ms. Liang holds a Bachelor of Arts in Chinese Literature and Language from The South China Normal University.


Ross Warner, director. Mr. Warner has over 13 years' management, training and consulting experience with international companies. He currently serves on the board of General Steel Holdings, Inc. Previously he served as business manager at TTI China and Infotechnology Group, Inc., and was the country manager for China at Our Chinese Daughters Foundation, EF English First. Mr. Warner obtained a Master of International Management from American Graduate School of International Management at Thunderbird and a Bachelor of Business Administration from Pacific Lutheran University & University of Copenhagen, Denmark.

Liu, Songbin, Chief Production Officer, 51

Mr. Liu has served as the Chief Production Officer since 2004. Previously Mr. Liu was the director of supply in Harbin Jinxin Dairy Company. Prior to 1993, he was the director of supply in Harbin Hunan Textile Co. Ltd.

Qi, Junna, Chief Marketing Officer, 33

Ms. Qi has served as CMO since 2006. From 2004 to 2005, Ms. Qi was the Sales Manager in Shandong Songfu Co., Ltd. From 2002 to 2003, Ms. Qi was the Sales Manager in Shanghai Huaguan Dairy Co., Ltd. Ms. Qi graduated with a Finance Degree from Fujian Institute of Media and Broadcast in 1997.

Audit Committee Financial Expert
--------------------------------
Our board of directors currently acts as our audit committee. Because we only recently executed the share exchange and the private placement, our Board of Directors is still in the process of finding an "audit committee financial expert" as defined in Regulation S-K and directors that are "independent" as that term is used in Section 10A of the Securities Exchange Act.

Audit Committee
---------------
We have not yet appointed an audit committee. At the present time, we believe that the members of Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee
----------------------
We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee
--------------------
We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee. We are in search for qualified independent board members to staff this committee.

Section 16(a) beneficial reporting compliance
---------------------------------------------

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our directors and executive officers and any persons holding more than 10% of our common stock are required to file with the SEC reports of their initial ownership of our common stock and any changes in ownership of such common stock. Copies of such reports are required to be furnished to us. We are not aware of any instances in fiscal year ended December 31, 2007 when an executive officer, director or any owner of more than 10% of the outstanding shares of our common stock failed to comply with the reporting requirements of
Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics
--------------

We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer and are in the process of adopting such a code.

EXECUTIVE COMPENSATION

The following is a summary of the compensation paid by Rodobo to Yanbin Wang, its President and Chief Executive Officer, for the three years ended September 30, 2007, 2006 and 2005, respectively. No other executive officer of Rodobo received compensation in excess of $100,000 for any of these three years.

                                                                          Change in
                                                                        Pension Value
                                                                       and Nonqualified
                                                        Non-equity        Deferred
Name and                             Stock     Option  Incentive Plan    Compensation     All Other
Principal   Fiscal   Salary  Bonus   Awards    Awards   Compensation      Earnings       Compensation  Total
Position    Year     ($)     ($)     ($)       ($)         ($)              ($)               ($)        ($)
----------------------------------------------------------------------------------------------------------------
WANG Yanbin  2007    9,452   -0-      -0-       -0-        -0-              -0-               -0-        -0-
             2006    7,314   -0-      -0-       -0-        -0-              -0-               -0-        -0-
             2005    7,314   -0-      -0-       -0-        -0-              -0-               -0-        -0-
----------------------------------------------------------------------------------------------------------------
             2007    7,314   -0-      -0-       -0-        -0-              -0-               -0-        -0-
QIAO         2006    7,314   -0-      -0-       -0-        -0-              -0-               -0-        -0-
Xiuzhen      2005    7,314   -0-      -0-       -0-        -0-              -0-               -0-        -0-
----------------------------------------------------------------------------------------------------------------

(1) The relevant exchange rates for fiscal years 2007, 2006 and 2005 are $1 to RMB 7.61720, RMB 7.98189, and RMB 8.20329, respectively.

Both these two officers receive such compensation on a monthly basis. With the exception of the foregoing, no director or officer of the Company has received any compensation during the last fiscal year. No options or rights were granted to any employee, executive officer or director of the Company during the last fiscal year.

As of the date of this report, we have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director.

Currently, the directors for Rodobo are not compensated for their service as directors.

Compensation Discussion and Analysis
------------------------------------
We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in northeastern China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive's relative experience in his or her position. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We will also consider forming a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee would be independent directors.

ITEM 3.02   UNREGISTERED SALE OF EQUITY SECURITIES.

     In January 2006, we completed a private placement offering with certain accredited investors, raising a gross aggregate amount of US$1,000,000 from the issuance of units, each of which consist of Convertible Debentures with a face value of $25,000 (the "Debentures"), 5,000 shares of our Common Stock ("Unit Shares") and 25,000 Stock Purchase Warrants ("Warrants"). The Debentures carried an interest rate of 8% per annum and were convertible into shares of our common stock at $1.00 per shares, and the warrants were of an exercise price of US$1.25 for a period of 4 years. These Debentures were extended on July 31, 2006 for a four (4) month period with an increase of US$200,000 in principal as a bonus payment to the Debenture holders as well as Warrants and conversion price of the Debentures were reduced to US$0.40 and Warrant exercise price were reduced to US$0.50. These Debentures were again extended for another four (4) months until April 30, 2007 with the conversion price further reduced to US$0.20 and Warrant exercise price reduced to US$0.30. The private placement was conducted pursuant to Regulation D of the Securities Act. A settlement agreement has been reached with these note holders to cancel their notes and warrants in exchange with approximately 458,490 shares of the Company's common stock post the Merger and post a reverse stock split of approximately 37.4.to 1 assuming a total issued and outstanding of 15,000,000 shares of common stock.

ITEM 3.03   MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

     Pursuant to the Agreement with Mega (See Item 1.01) and pursuant to Nevada Revised Statutes Section 78.209, the Company is effecting effective approximately on Oct. 22, 2008 with October 3, 2008 as the record date, a reverse split of 37.4 for 1 to reduce the total number of issued and outstanding shares of common stock. The total authorized shares of common stock will be reduced proportionately accordingly as well. As a result, the total numbers of shares of common stock of the Company hold by its shareholders are all proportionately reduced together with the total authorized share of the Company's common stock, leaving your proportionate holdings substantially the same. Such a reverse split is necessary to allow the merger with Mega to happen. The merger with Mega is essential in salvaging the Company's existing shareholders' value.

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

     On September 30, 2008, in connection with the acquisition of Mega, Navstar terminated the services of Bernstein & Pinchuk LLP, as the Company's independent auditor Bernstein & Pinchuk LLP performed the audits for the year ended December 31, 2007,which report did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified as to audit scope or accounting principles but did carry a modification as to going concern. During Navstar's most recent fiscal year and during any subsequent interim period prior to the February 5 termination as Navstar's independent auditors, there were no disagreements which Bernstein & Pinchuk LLP, with respect to accounting or auditing issues of the type discussed in Item 304(a)(iv) of Regulation S-B. On September 30, 2008, Navstar provided Bernstein & Pinchuk LLP with a copy of this disclosure and requested that it furnish a letter to Navstar, addressed to the SEC, stating that it agreed with the statements made herein or the reasons why it disagreed.

     A letter from Bernstein & Pinchuk LLP was provided on September 30, 2008 and is attached as an exhibit hereto.

     On September 30, 2008, the Company's board of directors approved the engagement of the firm of Bagell, Josephs, Levine & Company, LLC as the Company's independent auditors. During Navstar's two most recent fiscal years or any subsequent interim period prior to engaging Bagell, Josephs, Levine & Company, LLC, Navstar had not consulted Bagell, Josephs, Levine & Company, LLC.regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of Rodobo International, Inc. as of October 6, 2008 by: (i) each person or entity known to be the beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of its officers and directors; and
(iii) all of its officers and directors as a group.

     Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of
Percentage of Beneficial                                            Approximate
Owner Common Stock                          Amount and Nature of    Outstanding
Offering                       Title        Beneficial Ownership*      Before
------------------------       --------     --------------------    -----------
ZHAO Weihua                                     37,000,000               69%
Ranny Liang                  Director              596,025               **
WANG Yanbin                  Director and CEO            0               **
Ross Warner                  Director                    0                0%
QIAO Xiuzhen                 Director and CFO            0                0%

All directors and                N/A               626,025              3.8%
executive officers as a
group (7 individuals)

*    All ownership prior to a reverse split of 37.4 to 1
**   Less than 1%


ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS..

     See Item 1.01.

ITEM 5.03 AMENDMENTS TO THE ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

     Effective immediately, the fiscal year of the Company shall be changed to end on September 30 from December 31.

ITEM 5.06   CHANGE IN SHELL COMPANY STATUS.

     Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired as of September 30, 2007.

     (1)  Report of Independent Registered Accounting Firm
     (2)  Balance Sheets dated as of September 30, 2007 and 2006
     (3)  Statements of Income for the fiscal years ended September 30, 2007 and 2006
     (4) Statements of Shareholders' Equity for the fiscal years ended September 30, 2007 and 2006
     (5) Statements of Cash Flows for the fiscal years ended September 30, 2007 and 2006.
     (6)  Notes to the Financial Statements

(b) Financial statements of business acquired as of June 30, 2008.

     (1)  Balance Sheets dated as of June 30, 2008 (unaudited) and
          September 30, 2007 (audited)
     (2) Unaudited Statements of Income for the Nine Months and Three Months Ended June 30, 2008 and 2007
     (3)  Unaudited Statements of Cash Flows for the Nine Months ended
          June 30, 2008 and 2007.
     (4)  Notes to the Financial Statements

(c) Pro forma financial information.

     (1)  Pro Forma Balance Sheet
     (2)  Pro Form Statement of Operations

(d) Exhibits

EXHIBIT
NUMBER    DESCRIPTION
--------------------------------------------------------------------------------

10.1 Agreement and Plan of Merger dated September 30, 2008 by and among Navstar Media Holding, Inc., a Nevada corporation, Rodobo International, Inc. and Mega Profit Limited and Mr. Zhao Weihua

23.1      Auditors Letter per Item 4.01



                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Rodobo International, Inc.
Dated: October 6, 2008



By: /s/ WANG Yanbin
    ----------------
Name: WANG Yanbin
Title: Chairman and Chief Executive Officer

(a) Financial statements of business acquired.




                          HARBIN RODOBO DAIRY CO., LTD.

                              FINANCIAL STATEMENTS

                            SEPTEMBER 30, 2007 & 2006

                          HARBIN RODOBO DAIRY CO., LTD.

                          INDEX TO FINANCIAL STATEMENTS






Report of Independent Registered Public Accounting Firm .......................1

Balance Sheets at September 30, 2007 and 2006..................................2

Statements of Income for the years ended September 30, 2007 and 2006...........3

Statements of Changes in Shareholders' Equity for the years ended
September 30, 2007 and 2006....................................................4

Statements of Cash Flows for the years ended September 30, 2007 and 2006.......5

Notes to Financial Statements.............................................6 - 12

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of Harbin Rodobo Dairy Co., Ltd.


We have audited the accompanying balance sheets of Harbin Rodobo Dairy Co., Ltd. (the "Company) as of September 30, 2007 and 2006 and the related statements of income, cash flows, and shareholders' equity for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harbin Rodobo Dairy Co., Ltd. as of September 30, 2007 and 2006 and the results of its operations and cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.






/s/ Bagell Josephs, Levine & Company, LLC
-----------------------------------------
Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

December 18, 2007


                          HARBIN RODOBO DAIRY CO., LTD
                                 BALANCE SHEETS
                           SEPTEMBER 30, 2007 AND 2006


                                                              2007        2006
                                                          ----------   ----------
                                     ASSETS

Current assets:
Cash and cash equivalents                                 $   33,302   $  156,448
Accounts receivable - net of allowance for bad debts of
   $60,643 and $60,668, respectively                         887,403      642,039
Other receivables                                            267,930      204,595
Inventories                                                1,432,856    1,479,195
Prepaid expenses                                             142,611           --
Advances to suppliers                                        138,034       82,860
                                                          ----------   ----------

Total current assets                                       2,902,136    2,565,137
                                                          ----------   ----------

Property, plant and equipment:
Fixed assets, net of accumulated depreciation                115,204      100,141
Construction in progress                                     403,378      202,132
                                                          ----------   ----------

                                                             518,582      302,273
                                                          ----------   ----------

Other assets:
Investment advances                                        3,429,959      227,733
                                                          ----------   ----------

Total assets                                              $6,850,677   $3,095,143
                                                          ==========   ==========

                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                          $1,035,101   $  559,769
Other payable                                                229,576      193,716
Accrued expenses                                           1,458,537    1,024,960
Deferred revenue                                              96,484       33,138
Due to related party                                         384,826      382,621
                                                          ----------   ----------

Total current liabilities                                  3,204,524    2,194,204
                                                          ----------   ----------

Shareholders' equity
Capital                                                      416,828      416,828
Retained earnings                                          3,065,667      446,685
Accumulated other comprehensive income                       163,658       37,426
                                                          ----------   ----------

Total shareholders' equity                                 3,646,153      900,939
                                                          ----------   ----------

Total liabilities and shareholders' equity                $6,850,677   $3,095,143
                                                          ==========   ==========

    The accompanying notes are an integral part of these financial statements


                          HARBIN RODOBO DAIRY CO., LTD
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006


                                                            2007         2006
                                                        -----------   -----------
Net sales                                               $12,764,906   $ 8,829,946
Cost of goods sold                                        6,599,179     5,117,997
                                                        -----------   -----------

            Gross profit                                  6,165,727     3,711,949
                                                        -----------   -----------

Operating expenses:
Distribution expenses                                     3,265,044     3,151,353
General and administrative expenses                         337,006       510,939
Depreciation expenses                                        28,901        22,929
                                                        -----------   -----------

            Total operating expenses                      3,630,951     3,685,221
                                                        -----------   -----------

Operating income                                          2,534,776        26,728

Other income (expenses)                                      84,206        26,890

Income before income taxes                                2,618,982        53,618
                                                        -----------   -----------

Provision for income taxes                                       --            --
                                                        -----------   -----------

Net income                                              $ 2,618,982   $    53,618
                                                        ===========   ===========

Other comprehensive income:
Foreign currency translation adjustment                     126,232        20,509
                                                        -----------   -----------

Comprehensive income                                    $ 2,745,214   $    74,126
                                                        ===========   ===========

Basic and diluted income per share                      $      0.80   $      0.02
                                                        ===========   ===========

Basic and diluted weighted average shares outstanding     3,450,000     3,450,000
                                                        ===========   ===========

    The accompanying notes are an integral part of these financial statements

                          HARBIN RODOBO DAIRY CO., LTD
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006


                                                                     Accumulated
                                                                        Other
                                                         Retained   Comprehensive
                                             Capital     Earnings      Income        Total
                                           ----------   ----------   ----------   ----------
Balance at September 30, 2005              $  416,828   $  393,067   $   16,917   $  826,812
Net income for the year                            --       53,618           --       53,618
Foreign currency translation adjustments           --           --       20,509       20,509
                                           ----------   ----------   ----------   ----------

Balance at September 30, 2006                 416,828      446,685       37,426      900,939
Net income for the year                            --    2,618,982           --    2,618,982
Foreign currency translation adjustments           --           --      126,232      126,232
                                           ----------   ----------   ----------   ----------

Balance at September 30, 2007              $  416,828   $3,065,667   $  163,658   $3,646,153
                                           ==========   ==========   ==========   ==========

    The accompanying notes are an integral part of these financial statements


                          HARBIN RODOBO DAIRY CO., LTD
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

                                                                   2007           2006
                                                               -----------    -----------
Cash flows from operating activities
Net income                                                     $ 2,618,982    $    53,618
Adjustments to reconcile net income to operating activities
Depreciation                                                        33,111         25,256
Changes in assets and liabilities:
(Increase) decrease in -
Accounts receivable and other receivables                         (308,699)       117,319
Inventories                                                         46,339       (305,573)
Prepaid expenses                                                  (142,611)            --
Advances to suppliers                                              (55,174)       (26,013)
Increase (decrease) in -
Accounts payable and other payable                                 511,192       (266,256)
Accrued expenses                                                   433,577        423,988
Deferred revenue                                                    63,345        (15,608)
                                                               -----------    -----------

Net cash provided by operating activities                        3,200,062          6,730
                                                               -----------    -----------

Cash flows from investing activities
Purchase of fixed assets                                           (42,405)        (2,086)
Cash used for construction in progress                            (201,245)       (82,111)
Investment advances                                             (3,202,227)      (227,733)
                                                               -----------    -----------

Net cash used in investing activities                           (3,445,877)      (311,930)
                                                               -----------    -----------

Cash flows from financing activities
Due to related party                                                 2,205        161,607
                                                               -----------    -----------

Net cash provided by financing activities                            2,205        161,607
                                                               -----------    -----------

Effect of exchange rate changes on cash and cash equivalents       120,464         17,999
                                                               -----------    -----------

Net decrease in cash and cash equivalents                         (123,146)      (125,594)

Cash and cash equivalents, beginning of year                       156,448        282,042
                                                               -----------    -----------

Cash and cash equivalents, end of year                         $    33,302    $   156,448
                                                               ===========    ===========

Supplemental disclosures of cash flow information:

           Interest paid                                       $        --    $        --
                                                               ===========    ===========
           Income taxes paid                                   $        --    $        --
                                                               ===========    ===========

    The accompanying notes are an integral part of these financial statements

                          HARBIN RODOBO DAIRY CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 and 2006


1.   ORGANIZATION AND BASIS OF PRESENTATION

     Harbin Rodobo Dairy Co., Ltd. ("Rodobo" or the "Company") was incorporated in 2002 under the laws of the People's Republic of China ("PRC"). The Company is engaged in the production, processing, distribution and development of powdered milk products in the PRC for infants, children, pregnant women and other adults under the brand name "Rodobo".

     The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - The Company considers cash and cash equivalents to include cash on hand and deposits with banks with an original maturity of three months or less.

     ACCOUNTS RECEIVABLE - The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Provision is made against accounts receivable to the extent which they are considered to be doubtful. Accounts receivable in the balance sheet is stated net of such provision.

     INVENTORIES - Inventories comprise raw materials, work in progress, finished goods and packing materials and are stated at the lower of cost or market value. Cost is calculated using the First In First Out method and includes all costs to acquire and any overhead costs incurred in bringing the inventories to their present location and condition. Overhead costs included in finished goods inventory include direct labor cost and other costs directly applicable to the manufacturing process, including utilities, supplies, repairs and maintenances, and depreciation expense.

     Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

                          HARBIN RODOBO DAIRY CO., LTD
                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 and 2006

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property, plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets on a straight-line basis. The estimated useful lives for significant property, plant and equipment categories are as follows:

              Leasehold improvement                        5.5 years
              Machinery, equipment and automobiles           5 years

     Construction in progress represents the direct costs of construction or acquisition incurred. Upon completion and readiness for use of the assets, capitalization of these costs ceases and the cost of construction in progress is transferred to fixed assets. No depreciation is provided until the project is completed and the assets are ready for intended use. There is no financing activity occurred during the course of construction. The Company periodically reviews the carrying value of long-lived assets in accordance with SFAS 144. When estimated future cash flows generated by those assets are less than the carrying amounts of the assets, the Company recognized an impairment loss equal to the an amount by which the carrying value exceeds the fair value of assets. Based on its review, the Company believes that there were no impairments of its long-lived assets as of September 30, 2007.

     REVENUE RECOGNITION - The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin ("SAB") 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenues consist of the invoice value of the sale of goods net of sales returns and allowances.

     DEFERRED REVENUE - Revenue from the sale of goods or services is recognized when goods are delivered. Receipts in advance for goods to be delivered in the subsequent year are carried forward as deferred revenue.

     ADVERTISING COSTS - Advertising costs represent advertising expenses and promotion incentives provided to distributors and are charged to operations when incurred. Advertising expenses totaled $45,381 and $236,666 for the years ended September 30, 2007 and 2006, respectively.

     EMPLOYEES' BENEFIT COST - Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

                          HARBIN RODOBO DAIRY CO., LTD
                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 and 2006


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     FOREIGN CURRENCY TRANSLATION - The Company's principal country of operations is in the PRC. The financial position and results of operations of the Company are determined using the local currency ("RMB") as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income". Historically the local currency's exchange rate had been tied to the US Dollar at a rate of approximately 8.28 RMB per US Dollar. Effective July 21, 2005 the RMB was revalued to an effective exchange rate of approximately 8.11 RMB per US Dollar. Subsequent to the revaluation the RMB has been allowed to float within a specified range. As of September 30, 2007 and 2006, the exchange rate was 7.49 and 7.90 RMB per US Dollar, respectively.

     INCOME TAXES- The Company utilizes Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financials statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to realized. There are no deferred tax amounts at September 30, 2007 and 2006, respectively.

     The Company is entitled to a tax holiday of five years for full Enterprise Income Tax ("EIT") exemption. The preferential tax treatment commenced in 2005 and will expire in 2009. The estimated tax savings for the years ended September 30, 2007 and 2006 amounted to $864,264 and $17,694, respectively. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $0.80 to $0.51 in 2007 and $0.02 to $0.01 in 2006.

     FAIR VALUE OF FINANCIAL STATEMENTS - The carrying amounts of certain financial instruments, including cash, accounts receivable, other receivables, accounts payable, accrued expenses, advances from customers, and other payables approximate their fair values as of September 30, 2007 and 2006 due to the relatively short-term nature of these instruments.

                          HARBIN RODOBO DAIRY CO., LTD
                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 and 2006


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     CONCENTRATIONS OF BUSINESS AND CRDIT RISK - The Company maintains certain bank accounts in the People's Republic of China which are not protected by FDIC insurance or other insurance. The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. The Company's operating results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

     NEW ACCOUNTING PRONOUNCEMENTS - In June 2006, the FASB issued Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006, which is the Company's fiscal year 2008. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

     In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, which is the Company's fiscal year 2009. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.

     In February 2007, the FASB issued Statement No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007, which is the Company's fiscal year 2009. The Company is currently assessing the impact of SFAS 159 on its financial statements.

                          HARBIN RODOBO DAIRY CO., LTD
                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 and 2006

3.   ACCOUNTS RECEIVABLE

     The Company's accounts receivable as of September 30, 2007 and 2006 are summarized as follows:

                                                        2007         2006
                                                      --------     --------
     Accounts receivable                              $948,046     $702,707
     Less: Allowance for doubtful accounts              60,643       60,668
                                                      --------     --------

     Total net accounts receivable                    $887,403     $642,039
                                                      ========     ========

     The activity in the allowance for doubtful accounts during the years ended September 30, 2007 and 2006 is summarized as follows:

                                                       2007          2006
                                                     --------      --------
     Balance at beginning of year                    $ 60,668      $ 25,429
     Additions (deductions) during the year               (25)       35,239
                                                     --------      --------

     Balance at end of year                          $ 60,643      $ 60,668
                                                     ========      ========


4.   INVENTORIES

     Inventories consist of the following as of September 30, 2007 and 2006:

                                                 2007               2006
                                              ----------         ----------
     Raw materials                            $  247,296         $  247,770
     Work-in-progress                            741,850            846,832
     Finished goods                              276,246            241,860
     Packing materials                           167,464            142,733
                                              ----------         ----------

     Total inventories                        $1,432,856         $1,479,195
                                              ==========         ==========

                          HARBIN RODOBO DAIRY CO., LTD
                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 and 2006


5.   FIXED ASSETS

     Fixed assets consist of the following as of September 30, 2007 and 2006:

                                                     2007           2006
                                                  ---------      ---------
     Building improvement                         $ 130,459      $ 123,672
     Plant and machinery                             44,049          4,371
     Motor vehicles                                  14,156         12,598
     Computer equipment                               4,244            854
                                                  ---------      ---------
                                                    192,908        141,495
     Less: accumulated depreciation                 (77,704)       (41,354)
                                                  ---------      ---------
     Total fixed assets, net                        115,204        100,141
     Construction in progress                       403,378        202,132
                                                  ---------      ---------
                                                  $ 518,582      $ 302,273
                                                  =========      =========

     Depreciation expense totaled $33,111 and $25,256 for the years ended September 30, 2007 and 2006, respectively.

6.   INVESTMENT ADVANCES

     Investment advances represent the payments the Company made to Wei Li Si Dairy Co. ("WLS") in connection with its pending acquisition of the certain assets owned by WLS. The total acquisition price of those assets by the Company per Assets Acquisition Agreement ("Agreement) is estimated to be around $4,000,000. As of September 30, 2007, the Company has made advances to WLS in the total amount of $3,429,959 in an effort to secure the deal. Pursuant to the agreement, the closing of this acquisition is subject to the transfer of the ownership evidenced by the official recording of the title change for those assets at the local authority. The management anticipates the transfer of the ownership from WLS to the Company be completed in the first quarter of 2008.

7.   DUE TO RELATED PARTY

     Due to related party represent temporary funding by its officer to finance the working capital as needed. The amounts are unsecured, non-interest bearing and due on demand. Due to related party also include rents payable to its officer. The Company rents office space from its officer. The rent amounted to RMB 98,700 (approximately $12,797) and RMB 95,600 (approximately $11,908) for the fiscal years ended September 30, 2007 and 2006, respectively. As of September 30, 2007 and 2006 the Company had the following balances due to related party:


                                                      2007           2006
                                                    --------       --------
     Due to Mr. Wang Yan-bin                        $384,826       $382,621
                                                    --------       --------

     Total due to related party                     $384,826       $382,621
                                                    ========       ========

                          HARBIN RODOBO DAIRY CO., LTD
                  NOTES TO THE FINANCIAL STATEMENTS (Continued)

                 FOR THE YEARS ENDED SEPTEMBER 30, 2007 and 2006



8.   CAPITAL

     The Company's total registered capital is 3,450,000 RMB, of which, total 2,000,000 RMB was contributed on January 4, 2002 and the remaining 1,450,000 RMB was contributed on March 18, 2004. The total amount equals to US$ 416,828. The industry practice in China does not require the issuance of stock certificates to the shareholders, nor a third party transfer agent to maintain the records. The Company elected to designate one (1) common share for each RMB contributed for the purpose of financial reporting. Accordingly, there were total 3,450,000 shares outstanding for the years ended September 30, 2007 and 2006.

9.   MAJOR CUSTOMERS

     Two major customers accounted for approximately 19% of the net revenue for the year ended September 30, 2007, with each customer individually accounting for 11 % and 8%, respectively. At September 30, 2007, the total receivable balance due from these customers was $161,669. Two major customers accounted for 54% of the net revenue for the year ended September 30, 2006. At September 30, 2006, the total receivable balance due from these two customers was $312,118.

10.  COMMITTEMENTS AND CONTIGENCIES

     On July 1, 2004, the Company entered into a lease agreement with Heilongjiang Jinniu Dairy Co., Ltd. ("Jinniu") to lease its manufacturing facilities in Qinggang, Heilongjiang. Under the agreement, the Company is obligated to pay the rent of RMB1,000,000 (approximately US$130,000) per year, payable in two installments each year for six years from July 5, 2004 to July 5, 2010.

     On April 1, 2005 and April 1, 2006, the Company and Jinniu amended the lease agreement whereby the lease term is extended to July 6, 2030, and effective July 5, 2010, the annual rent payment is reduced to RMB 600,000 (approximately US$ 78,000), payable in two installments each year. Under the amended agreement, the Company is also required to make minimum RMB 400,000 (approximately US$55,555) of annual improvements or betterment to the leased facility when the new lease term takes effective.

                               MEGA PROFIT LIMITED


                              FINANCIAL STATEMENTS

                             JUNE 30, 2008 AND 2007
                                   (UNAUDITED)

                               MEGA PROFIT LIMITED


                          INDEX TO FINANCIAL STATEMENTS
                             JUNE 30, 2008 AND 2007
                                   (UNAUDITED)


                                TABLE OF CONTENTS


                                                                      Page(s)


Balance Sheet as of June 30, 2008 (Unaudited) and
         September 30, 2007 (Audited)                                   1

Statements of Income for the Nine Months and Three Months Ended
         June 30, 2008 and 2007 (Unaudited)                             2

Statements of Cash Flows for the Nine Months Ended
         June 30, 2008 and 2007 (Unaudited)                             3

Notes to Financial Statements (Unaudited)                               4-12

                               MEGA PROFIT LIMITED
                           CONSOLIDATED BALANCE SHEETS

                                                        June 30,   September 30,
                                                          2008         2007
                                                      -----------   -----------
                                                      (Unaudited)    (Audited)
                                     ASSETS

Current assets:
Cash and cash equivalents                             $    82,094   $    33,302
Accounts receivable - net of allowance for
    bad debts of $88,349 and $60,643,
    respectively                                        1,830,618       887,403
Other receivables                                          48,513       267,930
Due from related parties                                   50,000        50,000
Inventories                                             1,258,694     1,432,856
Prepaid expenses                                            4,374       142,611
Advances to suppliers                                      32,017       138,034
                                                      -----------   -----------

Total current assets                                    3,306,310     2,952,136
                                                      -----------   -----------

Property, plant and equipment:
Fixed assets, net of accumulated depreciation             381,116       115,204
Construction in progress                                  520,482       403,378
                                                      -----------   -----------

                                                          901,598       518,582
                                                      -----------   -----------

Other assets:
Investment advances                                     5,992,040     3,429,959
Deposits on intangible assets                             291,583            --
                                                      -----------   -----------

Total assets                                          $10,491,531   $ 6,900,677
                                                      ===========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                      $ 1,305,044   $ 1,035,101
Other payable                                             108,763       229,576
Accrued expenses                                          407,647     1,458,537
Deferred revenue                                            3,125        96,484
Due to related party                                        5,474       384,826
                                                      -----------   -----------

Total current liabilities                               1,830,052     3,204,524
                                                      -----------   -----------

Shareholders' equity
Common stock, $10 par value, 50,000 shares
 authorized 19,500 and 5,000 shares
 issued and outstanding as of June 30, 2008
and September 30, 2007, respectively                      195,000        50,000
Additional paid in capital                              1,721,828       416,828
Retained earnings                                       5,965,693     3,065,667
Accumulated other comprehensive income                    778,957       163,658
                                                      -----------   -----------

Total shareholders' equity                              8,661,479     3,696,153
                                                      -----------   -----------

Total liabilities and shareholders' equity            $10,491,531   $ 6,900,677
                                                      ===========   ===========


    The accompanying notes are an integral part of these financial statements



                               MEGA PROFIT LIMITED
  CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (UNAUDITED)
           FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2008 AND 2007


                                                        Three Months Ended June 30   Nine Months Ended June 30
                                                        --------------------------   -------------------------
                                                            2008           2007          2008         2007
                                                        -----------    -----------   -----------   -----------
Net sales                                               $ 6,788,262    $ 3,452,977   $16,107,220   $ 9,086,397
Cost of goods sold                                        3,824,131      1,700,267     9,544,205     4,769,751
                                                        -----------    -----------   -----------   -----------

         Gross profit                                     2,964,131      1,752,710     6,563,015     4,316,646
                                                        -----------    -----------   -----------   -----------

Operating expenses:
Distribution expenses                                     1,443,809        900,083     3,054,130     2,360,443
General and administrative expenses                         260,075        139,093       674,126       348,192
Depreciation expenses                                        12,524          8,740        31,743        24,046
                                                        -----------    -----------   -----------   -----------

         Total operating expenses                         1,716,409      1,047,917     3,759,999     2,732,681
                                                        -----------    -----------   -----------   -----------

Operating income                                          1,247,722        704,793     2,803,016     1,583,965

Other income (expenses)                                      (8,473)           346        97,010        83,071
                                                        -----------    -----------   -----------   -----------

Income before income taxes                                1,239,250        705,139     2,900,026     1,667,036

Provision for income taxes                                       --             --            --            --
                                                        -----------    -----------   -----------   -----------

Net income                                              $ 1,239,250    $   705,139   $ 2,900,026   $ 1,667,036

Other comprehensive income:
Foreign currency translation adjustment                     189,919         36,287       615,300        68,571
                                                        -----------    -----------   -----------   -----------

Comprehensive income                                    $ 1,429,169    $   741,426   $ 3,515,325   $ 1,735,607
                                                        ===========    ===========   ===========   ===========

Basic and diluted net income per share                  $     63.55    $    141.03   $    206.42   $    333.41
                                                        ===========    ===========   ===========   ===========

Basic and diluted weighted average shares outstanding        19,500          5,000        14,049         5,000
                                                        ===========    ===========   ===========   ===========


    The accompanying notes are an integral part of these financial statements


                               MEGA PROFIT LIMITED
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


                                                               Nine Months Ended June 30
                                                                   2008           2007
                                                               -----------    -----------
Cash flows from operating activities
 Net income                                                    $ 2,900,026    $ 1,667,036
 Adjustments to reconcile net income to operating activities
  Depreciation                                                      31,743         24,046
 Changes in assets and liabilities:
(Increase) decrease in -
  Accounts receivable and other receivables                       (723,798)    (1,377,426)
  Inventories                                                      174,162        175,517
  Prepaid expenses                                                 138,237         (6,963)
  Advances to suppliers                                            106,017       (561,305)
 Increase (decrease) in -
  Accounts payable and other payable                               149,130      1,141,913
  Accrued expenses                                              (1,050,891)       418,725
  Deferred revenue                                                 (93,360)         9,985
                                                               -----------    -----------

Net cash provided by operating activities                        1,631,266      1,491,529
                                                               -----------    -----------

Cash flows from investing activities
  Purchase of fixed assets                                        (275,421)       (34,384)
  Cash used for construction in progress                          (117,104)      (149,809)
  Investment advances                                           (2,562,080)    (1,812,467)
  Deposits on intangible assets                                   (291,583)            --
                                                               -----------    -----------

Net cash (used in) investing activities                         (3,246,188)    (1,996,660)
                                                               -----------    -----------

Cash flows from financing activities
  Proceeds from common stock                                     1,450,000             --
 (Repayment to) proceeds from related party loan                  (379,352)       333,765
                                                               -----------    -----------

Net cash provided by financing activities                        1,070,648        333,765
                                                               -----------    -----------

Effect of exchange rate changes on cash and cash equivalents       593,066         64,520
                                                               -----------    -----------

Net increase (decrease) in cash and cash equivalents                48,792       (106,846)

Cash and cash equivalents, beginning of period                      33,302        156,448
                                                               -----------    -----------

Cash and cash equivalents, end of period                       $    82,094    $    49,602
                                                               ===========    ===========
Supplemental disclosures of cash flow information:

          Interest paid                                        $    12,834    $        --
                                                               ===========    ===========
          Income taxes paid                                    $        --    $        --
                                                               ===========    ===========

    The accompanying notes are an integral part of these financial statements

                               MEGA PROFIT LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007

1.   DESCRIPTION OF BUSINESS AND ORGANIZATION

     Mega Profit Limited (the "Company" or "Mega Profit") was incorporated under the laws of the Cayman Islands on April 23, 2007. On October 26, 2007, the Company invested $1,380,000 to form a wholly-owned subsidiary, Harbin Mega Profit Management Consulting Co., Ltd. ("Harbin Mega Profit"), a wholly foreign-owned entity ("WFOE") incorporated under the laws of the People's Republic of China ("PRC" or "China").

     The Company has not carried on any substantive operations of its own. Instead, it had entered certain exclusive agreements with Harbin Rodobo Dairy Co., Ltd. ("Rodobo"). Rodobo was incorporated on January 4, 2002 under the laws of the PRC.

     The paid-in capital of Rodobo was funded by the stockholders of Harbin Mega Profit. PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on October 27, 2007, Harbin Mega Profit entered into certain exclusive agreements with Rodobo and its stockholders. Pursuant to these agreements, Harbin Mega Profit provides exclusive consulting and other general business operation services to Rodobo, in return for a consulting services fee which is equal to Rodobo's revenue. In addition, Rodobo's shareholders have pledged their equity interest in Rodobo to Harbin Mega Profit, irrevocably granted Harbin Mega Profit an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Rodobo and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Harbin Mega Profit. Through these contractual arrangements, Harbin Mega Profit has the ability to substantially influence Rodobo's daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholders' approval.

     As a result of these contractual arrangements, which obligates Harbin Mega Profit to absorb a majority of the risk of loss from Rodobo's activities and enable Harbin Mega Profit to receive a majority of its expected residual returns, Harbin Mega Profit accounts for Rodobo as a variable interest entity ("VIE") under FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". Accordingly, Harbin Mega Profit consolidates Rodobo's results, assets and liabilities.

     Harbin Mega Profit through its VIE, Rodobo, is engaged in the production, processing, distribution and development of powdered milk products in the PRC for infants, children, pregnant women and other adults under the brand name "Rodobo".

     Since Harbin Mega Profit and Rodobo are under common control, the consolidation of Harbin Mega Profit and Rodobo has been accounted for at historical cost and prepared on the basis as if the aforementioned exclusive agreements between Harbin Mega Profit and Rodobo had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION AND CONSOLIDATION - The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiary, Harbin Mega Profit, and its VIE, Rodobo. All significant inter-company transactions and balances between the Company, its subsidiaries and VIE are eliminated upon consolidation.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended June 30, 2008 and 2007 are not necessarily indicative of the results that may be expected for the full years.

     USE OF ESTIMATES - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - The Company considers cash and cash equivalents to include cash on hand and deposits with banks with an original maturity of three months or less.

     ACCOUNTS RECEIVABLE - The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Provision is made against accounts receivable to the extent which they are considered to be doubtful. Accounts receivable in the balance sheet is stated net of such provision.

     INVENTORIES - Inventories comprise raw materials, work in progress, finished goods and packing materials and are stated at the lower of cost or market value. Cost is calculated using the First In First Out method and includes all costs to acquire and any overhead costs incurred in bringing the inventories to their present location and condition. Overhead costs included in finished goods inventory include direct labor cost and other costs directly applicable to the manufacturing process, including utilities, supplies, repairs and maintenances, and depreciation expense.

     Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property, plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets on a straight-line basis. The estimated useful lives for significant property, plant and equipment categories are as follows:

              Leasehold improvement                             5.5 years
              Machinery, equipment and automobiles                5 years

     Construction in progress represents the direct costs of construction or acquisition incurred. Upon completion and readiness for use of the assets, capitalization of these costs ceases and the cost of construction in progress is transferred to fixed assets. No depreciation is provided until the project is completed and the assets are ready for intended use. There is no financing activity occurred during the course of construction.

     The Company periodically reviews the carrying value of long-lived assets in accordance with SFAS 144. When estimated future cash flows generated by those assets are less than the carrying amounts of the assets, the Company recognized an impairment loss equal to the an amount by which the carrying value exceeds the fair value of assets. Based on its review, the Company believes that there were no impairments of its long-lived assets as of June 30, 2008.

     REVENUE RECOGNITION - The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin ("SAB") 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenues consist of the invoice value of the sale of goods net of sales returns and allowances.

     DEFERRED REVENUE - Revenue from the sale of goods or services is recognized when goods are delivered. Receipts in advance for goods to be delivered in the subsequent year are carried forward as deferred revenue.

     ADVERTISING COSTS - Advertising costs represent advertising expenses and promotion incentives provided to distributors and are charged to operations when incurred. Advertising expenses totaled $139,588 and $58,115 for the three months ended June 30, 2008 and 2007, respectively, and totaled $151,698 and $88,862 for the nine months ended June 30, 2008 and 2007, respectively.

     EMPLOYEES' BENEFIT COST - Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     FOREIGN CURRENCY TRANSLATION - The Company's principal country of operations is in the PRC. The financial position and results of operations of the Company are determined using the local currency ("RMB") as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income". Historically the local currency's exchange rate had been tied to the US Dollar at a rate of approximately 8.28 RMB per US Dollar. Effective July 21, 2005 the RMB was revalued to an effective exchange rate of approximately 8.11 RMB per US Dollar. Subsequent to the revaluation the RMB has been allowed to float within a specified range. As of June 30, 2008 and September 30, 2007, the exchange rate was 6.86 and 7.49 RMB per US Dollar, respectively.

     INCOME TAXES - The Company utilizes Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financials statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to realized. There are no deferred tax amounts at June 30, 2008 and September 30, 2007, respectively.

     In June 2006, the FASB issued Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 at October 1, 2007. The adoption of FIN 48 did not have a material effect on the Company's financial position.

     Rodobo is entitled to a tax holiday of five years for full Enterprise Income Tax ("EIT") exemption. The preferential tax treatment commenced in 2005 and will expire in 2009. The estimated tax savings amounted to $311,065 and $232,696 for the three months ended June 30, 2008 and 2007, respectively, and amounted to $772,715 and $550,121 for the nine months ended June 30, 2008 and 2007, respectively. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $63.55 to $47.66 for the three months ended June 30, 2008, from $141.03 to $94.49 for the three months ended June 30, 2007, from $206.42 to $151.42 for the nine months ended June 30, 2008 and from $333.41 to $223.38 for the nine months ended June 30, 2007.

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     FAIR VALUE OF FINANCIAL STATEMENTS - The carrying amounts of certain financial instruments, including cash, accounts receivable, other receivables, accounts payable, accrued expenses, advances from customers, and other payables approximate their fair values as of June 30, 2008 and September 30, 2007 due to the relatively short-term nature of these instruments.

     CONCENTRATIONS OF BUSINESS AND CRDIT RISK - The Company maintains certain bank accounts in the People's Republic of China which are not protected by FDIC insurance or other insurance.

     The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and the general state of the PRC's economy.

     The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. The Company's operating results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

     NEW ACCOUNTING PRONOUNCEMENTS - In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning on or after November 15, 2007, which is the Company's fiscal year 2009. The Company is currently evaluating the impact of adopting FAS 157 on its financial statements.

     In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("FAS 159"). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. FAS 159 is effective for fiscal years beginning on or after November 15, 2007, which is the Company's fiscal year 2009. The Company is currently assessing the impact of FAS 159 on its financial statements.

     In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("FAS 141(R)"). FAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. FAS 141 (R) is effective for fiscal years beginning on or after December 15, 2008, which is the Company's fiscal year 2010. The Company is currently assessing the impact of FAS 141 (R) on its financial statements.

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     NEW ACCOUNTING PRONOUNCEMENTS (Continued)

     In December 2007, the FASB also issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51" ("FAS 160"). This statement requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. FAS 160 is effective for fiscal years beginning on or after December 15, 2008, which is the Company's fiscal year 2010. The Company is currently assessing the impact of FAS 160 on its financial statements.

     In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("FAS 161"). This statement requires enhanced disclosures about (i) how and why companies use derivative instruments, (ii) how companies account for derivative instruments and related hedged items under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and (iii) how derivative instruments and related hedged items affect their financial results. FAS 161 is effective for fiscal years beginning on or after November 15, 2008, which is the Company's fiscal year 2010. The Company is currently assessing the impact of FAS 161 on its financial statements.

3.   ACCOUNTS RECEIVABLE

     The Company's accounts receivable as of June 30, 2008 and September 30, 2007 are summarized as follows:

                                                    June 30,   September 30,
                                                      2008         2007
                                                  ----------   ------------
          Accounts receivable                     $1,918,968   $    948,046
          Less: Allowance for doubtful accounts       88,349         60,643
                                                  ----------   ------------

          Total net accounts receivable           $1,830,618   $    887,403
                                                  ==========   ============


     The activity in the allowance for doubtful accounts as of June 30, 2008 and September 30, 2007 is summarized as follows:

                                                      June 30,   September 30,
                                                        2008         2007
                                                     ----------   ----------
                                                    Nine months     Yearly

          Beginning balance                          $   60,643   $   60,668
          Additions (deductions) during the period       27,706          (25)
                                                     ----------   ----------

          Ending balance                             $   88,349   $   60,643
                                                     ==========   ==========

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


4.   INVENTORIES

     Inventories consist of the following as of June 30, 2008 and September 30, 2007:

                                               June 30,         September 30,
                                                 2008               2007
                                              ----------         ----------
     Raw materials                            $  240,206         $  247,296
     Work-in-progress                            876,143            741,850
     Finished goods                               19,812            276,246
     Packing materials                           122,533            167,464
                                              ----------         ----------

     Total inventories                        $1,258,694         $1,432,856
                                              ==========         ==========


5.   FIXED ASSETS

     Fixed assets consist of the following as of June 30, 2008 and September 30, 2007:

                                                 June 30,      September 30,
                                                   2008             2007
                                               -----------      ----------
     Building improvement                      $   216,120      $   130,459
     Plant and machinery                           254,027           44,049
     Motor vehicles                                 21,003           14,156
     Computers and equipment                         8,102            4,244
                                               -----------      -----------
                                                   429,271          192,908
     Less: accumulated depreciation               (118,136)         (77,704)
                                               -----------      -----------
     Total fixed assets, net                       381,116          115,204
     Construction in progress                      520,482          403,378
                                               -----------      -----------
                                               $   901,598      $   518,582
                                               ===========      ===========

     Depreciation expense totaled $12,524 and $8,740 for the three months ended June 30, 2008 and 2007, respectively, and totaled $31,743 and $24,046 for the nine months ended June 30, 2008 and 2007, respectively.

6.   INVESTMENT ADVANCES

     Investment advances primarily represent the payments the Company made to Wei Li Si Dairy Co. ("WLS") in connection with its pending acquisition of the certain assets owned by WLS. The total acquisition price of those assets by the Company per Assets Acquisition Agreement ("Agreement) dated June 18, 2006 was estimated to be RMB 30,000,000 (approximately US$4,373,752). The Company has decided to cease the effort to acquire the certain assets owned by WLS aforementioned. As of June 30, 2008, WLS has returned to the Company the majority of the investment advances made to date with a remaining balance of $14,579 to be returned.

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


6.   INVESTMENT ADVANCES (continued)

     On October 15, 2007, the Company entered into an "Agreement for Increase of the Share Capital" with Inner Mongolia Hulunbeier Beixue Dairy Co., Ltd. ("Beixue") to obtain 51% interest of Beixue with a total investment of RMB 51,000,000 (approximately US$7,435,378). Under the Agreement, the Company agrees to pay a first installment payment of RMB 1,000,000 (approximately US$145,792) by February 20, 2008 and the remaining amount within 90 days of the first installment payment. As of June 30, 2008, the Company has made advances to Beixue in the total amount of $145,792. The Company has decided to cease the effort to acquire the 51% interest of Beixue aforementioned. Beixue will return the investment advances made to date to the Company.

     On April 1, 2008, the Company entered into an "Investment Agreement" with Harbin Mega Profit to incorporate a subsidiary company, Mega Profit Agriculture Company. During the nine months ended June 30, 2008, the Company made investment advances in the amount of RMB 40,000,000 (approximately US$5,831,669) to acquire land, buildings and equipments. The Company is in process of obtaining the license and approval from Chinese government. Once these documents are ready, the Company will reclassify the full amount to appropriate accounts.

7.   DEPOSITS ON INTANGIBLE ASSETS

     The Company entered into a "Technology Transfer Agreement" with China Nutrition Society ("CNS") to obtain a powdered milk product formula specifically developed for the middle aged and seniors with a total fee of RMB 5,000,000 (approximately $728,959). The Company will exclusively have the right to use the formula for 10 years starting July 1, 2008. Under the Agreement, the Company agrees to pay a first installment payment of RMB 2,000,000 (approximately $291,583) upon the execution of the Agreement, a second installment payment of RMB 1,000,000 (approximately $145,792) upon the technology transfer and the remaining amount by December 25, 2008. As of June 30, 2008, the Company has made the first installment payment of RMB 2,000,000.

8.   DUE TO RELATED PARTY

     Due to related party represent temporary funding by its officer to finance the working capital as needed. The amounts are unsecured, non-interest bearing and due on demand. Due to related party also includes rents payable to its officer. The Company rents office space from its officer. The rent amounted to RMB 98,700 (approximately $12,797) and RMB 36,000 (approximately $5,010), respectively, for the fiscal year ended September 30, 2007 and for the nine months ended June 30, 2008. As of June 30, 2008 and September 30, 2007, the Company had the following balances due to related party:



                                                   June 30,       September 30,
                                                     2008             2007
                                                 -----------       -----------
     Due to Mr. Wang Yan-bin                     $     5,473       $   384,826
                                                 -----------       -----------

     Total due to related party                  $     5,473       $   384,826
                                                 ===========       ===========

                               MEGA PROFIT LIMITED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

                FOR THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007


9.   STOCKHOLDER'S EQUITY

     Upon its inception, the Company issued common stock of 50,000 shares with $1 par value. On January 10, 2008, the Company effected a reverse split at a rate of 10:1. On January 11, 008, the Company issued another 14,500 shares of common stock to an investor. As of June 30, 2008, there were 19,500 shares of common stock issued and outstanding.

10.  MAJOR CUSTOMERS

     The following table presents sales from major customers with individual sales over 10% of total net revenue for the three months ended June 30, 2008 and for the nine months ended June 30, 2008:

                             Three Months Ended June 30,                           Nine Months Ended June 30,
                 --------------------------------------------------    --------------------------------------------------
                           2008                      2007                        2008                      2007
                 -----------------------    -----------------------    -----------------------    -----------------------
                                  % of                       % of                       % of                       % of
                    Sales        Sales         Sales        Sales         Sales        sales         Sales        sales
                 ----------   ----------    ----------   ----------    ----------   ----------    ----------   ----------
     Luoling     $1,740,230           26%   $  832,576           24%   $4,426,459           27%   $2,664,881           29%

     Huijiabei    1,531,643           23%          n/a          n/a     1,639,285           10%          n/a          n/a

     Meilu        1,117,071           16%      861,584           25%    2,866,566           18%    2,487,869           27%
                 ----------   ----------    ----------   ----------    ----------   ----------    ----------   ----------
     Total       $4,388,944           65%   $1,694,160           49%   $8,932,309           55%   $5,152,750           57%
                 ==========   ==========    ==========   ==========    ==========   ==========    ==========   ==========


     At June 30, 2008, the total receivable balance due from the three major customers was $1,245,918. At June 30, 2007, the total receivable balance due from the two major customers was $645,677.

11.  COMMITTEMENTS AND CONTINGENCIES

     On July 1, 2004, the Company entered into a lease agreement with Heilongjiang Jinniu Dairy Co., Ltd. ("Jinniu") to lease its manufacturing facilities in Qinggang, Heilongjiang. Under the agreement, the Company is obligated to pay RMB1,000,000 (approximately US$145,792) per year, payable in two installments each year for six years from July 5, 2004 to July 5, 2010.

     On April 1, 2005 and April 1, 2006, the Company and Jinniu amended the lease agreement whereby the lease term is extended to July 6, 2030 and effective July 5, 2010, the annual rent payment is reduced to RMB 600,000 (approximately US$87,475), payable in two installments each year. Under the amended agreement, the Company is also required to make minimum RMB 400,000 (approximately US$58,317) of annual improvements or betterment to the leased facility when the new lease term takes effective.

(b) Pro forma financial information.



                          NAVSTAR MEDIA HOLDINGS, INC.
                          INDEX TO UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS




                                                                        PAGE (S)

Introduction to Unaudited Pro Forma Condensed Consolidated
      Financial statements                                                 1

Pro Forma Balance Sheet- June 30, 2008 (Unaudited)                         2

Pro Forma Statement of Operations for the year ended December 31,
      2007 (Unaudited)                                                     3

Pro Forma Statement of Operations for the six months ended June 30,
      2008 (Unaudited)                                                     4

Notes to Pro Forma Financial Statements (Unaudited)                        5

                          NAVSTAR MEDIA HOLDINGS, INC.

                      INTRODUCTION TO UNAUDITIED PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     On September 30, 2008, Navstar Media Holdings, Inc., a Nevada corporation ("The Company"), Rodobo International, Inc., also a Nevada corporation wholly-owned by the Company ("Merger Sub"), and Mega Profit Limited ("Mega Profit"), a corporation formed under the laws of the Cayman Islands, and shareholder of Mega Profit ("Sellers"), entered an Agreement and Plan of Merger ("Agreement").

     Pursuant to the Agreement, Merger Sub acquired Mega Profit and then merged with and into the Company (the "Merger"). In consideration of the acquisition of Mega Profit by the Merger Sub and the Merger, Merger Sub issued to the Sellers and their designees: 1) 10 shares of the common stock of the Merger Sub, which are converted into approximately 37,000,000 shares of common stock of the Company prior to and approximately 973,685 shares post a 38:1 reverse split, which is done in conjunction of the Merger; 2) 12,976,316 shares of convertible preferred stock which are converted into 12,976,316 shares of the common stock of the Company. Upon completion of the Merger, the Sellers and their designees own 93% of common stock of the Company outstanding.

     In connection with the acquisition of Mega Profit on September 30, 2008, officers and directors of the Company resigned and executive officers of Mega Profit were appointed as the Company's officers and directors.

     The acquisition will be accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Mega Profit will be treated as the continuing entity for accounting purposes.

     The accompanying unaudited pro forma condensed consolidated balance sheet has been presented with consolidated subsidiaries at June 30, 2008. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008 has been presented as if the acquisition had occurred January 1, 2007.

     The unaudited pro forma condensed consolidated statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed financial statements should be read in conjunction with the companies' respective historical financial statements and notes included thereto.


                          NAVSTAR MEDIA HOLDINGS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2008


                                                        Navstar
                                                         Media           Mega                               (1)
                                                        Holdings,       Profit                              Pro
                                                          Inc.          Limited    Adjustments   Notes     Forma
                                                       -----------    -----------  -----------   -----   -----------
                                     ASSETS
Current Assets
    Cash and cash equivalents                          $        --    $    82,094                        $    82,094
    Accounts receivable                                         --      1,830,618                          1,830,618
    Other receivables                                           --         48,513                             48,513
    Due from related parties                                    --         50,000                             50,000
    Inventories                                                 --      1,258,694                          1,258,694
    Prepaid expenses                                            --          4,374                              4,374
    Advances to suppliers                                       --         32,017                             32,017
                                                       -----------    -----------                        -----------

    Total current assets                                        --      3,306,310                          3,306,310
                                                       -----------    -----------                        -----------

Property and Equipment, Net
    Fixed assets, net of accumulated depreciation               --        381,116                            381,116
    Construction in progress                                    --        520,482                            520,482
                                                       -----------    -----------                        -----------

                                                                --        901,598                            901,598
                                                       -----------    -----------                        -----------

Other assets
    Investment advances                                         --      5,992,040                          5,992,040
    Deposits on intangible assets                               --        291,583                            291,583
                                                       -----------    -----------                        -----------

TOTAL ASSETS                                           $        --    $10,491,531                        $10,491,531
                                                       ===========    ===========                        ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
    Accounts payable and accrued expenses              $   844,757    $ 1,712,691   $  (844,757)   a     $ 1,712,691
    Other payable                                               --        108,763                            108,763
    Deferred revenue                                            --          3,125                              3,125
    Due to related party                                        --          5,474                              5,474
    Convertible debentures payable                         718,921             --      (718,921)   a              --
                                                       -----------    -----------                        -----------
    Total current liabilities                            1,563,678      1,830,052                          1,830,052
                                                       -----------    -----------                        -----------

SHAREHOLDERS' (DEFICIT) EQUITY
    Common stock, $0.001 Par value, 60,000,000
      shares authorized, 26,980,609 shares issued
      and outstanding as of June 30, 2008                   26,980             --                             26,980
    Common stock, $10 par value, 50,000 shares
      authorized 19,500 shares issued and
      outstanding as of June 30, 2008                           --        195,000      (195,000)   b              --
    Additional paid-in-capital                           3,958,947      1,721,828    (3,790,926)   a,b     1,889,849
    Accumulated other comprehensive income                 (20,001)       778,957        20,001    a,b       778,957
    (Accumulated deficit) retained earnings             (4,224,404)     5,965,693     4,224,404    a,b     5,965,693
    Treasury stock, at cost                             (1,305,200)            --     1,305,200                   --
                                                       -----------    -----------                        -----------
    Total shareholders' (deficit) equity                (1,563,678)     8,661,479                          8,661,479
                                                       -----------    -----------                        -----------

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY   $        --    $10,491,531                        $10,491,531
                                                       ===========    ===========                        ===========




(1) Represents reverse acquisition showing assets and liabilities of Mega Profit Limited only.


  See notes to unaudited condensed consolidate Pro Forma financial statements





                          NAVSTAR MEDIA HOLDINGS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2007


                                                          Navstar
                                                           Media           Mega                               (1)
                                                          Holdings,       Profit                              Pro
                                                            Inc.          Limited     Adjustments   Notes     Forma
                                                        ------------    ------------  -----------   -----  ------------

REVENUES                                                $         --    $ 14,241,980                       $ 14,241,980

COST OF GOODS SOLD                                                --       7,944,054                          7,944,054
                                                        ------------    ------------                       ------------

GROSS PROFIT                                                      --       6,297,927                          6,297,927

OPERATING EXPENSES
   Selling, general and administrative expenses              402,244       3,623,274       (402,244)   a      3,623,274
                                                        ------------    ------------                       ------------

NET (LOSS) INCOME (LOSS)                                    (402,244)      2,674,653                          2,674,653
                                                        ------------    ------------                       ------------

OTHER INCOME (EXPENSE)                                      (210,000)        179,698        210,000    a        179,698

NET (LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES         (612,244)      2,854,351                          2,854,351
                                                        ------------    ------------                       ------------

PROVISION FOR INCOME TAX                                          --              --                                 --
                                                        ------------    ------------                       ------------

NET (LOSS) INCOME FROM CONTINUING OPERATIONS                (612,244)      2,854,351                          2,854,351

NET (LOSS) INCOME FROM CONTINUING OPERATIONS                (831,479)             --        831,479    a             --
                                                        ------------    ------------                       ------------

NET (LOSS) INCOME FROM CONTINUING OPERATIONS            $ (1,443,723)   $  2,854,351                       $  2,854,351
                                                        ============    ============                       ============

BASIC AND DILUTED (LOSS) INCOME PER SHARE               $      (0.07)   $     570.87   $    (570.67)   b   $       0.13
                                                        ============    ============                       ============

WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES                                       21,780,609           5,000                         21,780,609
                                                        ============    ============                       ============


  See notes to unaudited condensed consolidate Pro Forma financial statements


                          NAVSTAR MEDIA HOLDINGS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2008


                                                          Navstar
                                                           Media           Mega                           (1)
                                                          Holdings,       Profit                          Pro
                                                            Inc.          Limited  Adjustments Notes     Forma
                                                      ------------    ------------ ----------- ----- ------------

REVENUES                                              $         --    $ 12,073,967                   $ 12,073,967

COST OF GOODS SOLD                                              --       6,730,002                      6,730,002
                                                      ------------    ------------                   ------------

GROSS PROFIT                                                    --       5,343,965                      5,343,965

OPERATING EXPENSES
   Selling, general and administrative expenses             19,000       3,039,226    (19,000)   a      3,039,226
                                                      ------------    ------------                   ------------

NET (LOSS) INCOME (LOSS)                                   (19,000)      2,304,738                      2,304,738
                                                      ------------    ------------                   ------------

OTHER INCOME (EXPENSE)                                     (49,269)         (1,068)    49,269    a         (1,068)

NET (LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES        (68,269)      2,303,670                      2,303,670
                                                      ------------    ------------                   ------------

PROVISION FOR INCOME TAX                                        --              --                             --
                                                      ------------    ------------                   ------------

NET (LOSS) INCOME                                     $    (68,269)   $  2,303,670                   $  2,303,670
                                                      ============    ============                   ============

BASIC AND DILUTED (LOSS) INCOME PER SHARE             $      (0.00)   $     123.20  $ (123.11)   b   $       0.09
                                                      ============    ============                   ============

WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES                                     26,980,609          18,699                     26,980,609
                                                      ============    ============                   ============

  See notes to unaudited condensed consolidate Pro Forma financial statements

                          NAVSTAR MEDIA HOLDINGS, INC.
               NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                              FINANCIAL STATEMENTS

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008 to reflect the acquisition of Mega Profit by the Company:

     a. To record the spin-off of the Company's assets and liabilities prior to the reverse merger.

     b. These adjustments reflect the recapitalization of the Company as a result of the transactions related to the Merger.